EXHIBIT 10.10

CREDIT AGREEMENT

among

INNKEEPERS USA TRUST

and

INNKEEPERS USA LIMITED PARTNERSHIP,

as Borrowers

WELLS FARGO BANK, N.A.,

as Administrative Agent, Sole Lead Arranger

and

THE LENDERS NAMED HEREIN,

as Lenders

$135,000,000

As of

July 23, 2004

CALYON NEW YORK BRANCH

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

PNC BANK, NATIONAL ASSOCIATION

as Documentation Agent

Credit Agreement

SECTION 5
CONDITIONS PRECEDENT	46
5.1 Conditions to Initial Borrowing	46
5.2 Conditions to all Borrowings	47
5.3 Conditions Generally	47
SECTION 6
REPRESENTATIONS AND WARRANTIES	48
6.1 Purpose of Credit Facility	48
6.2 Existence, Good Standing, Authority and Compliance	48
6.3 Affiliates	48
6.4 Authorization and Contravention	48
6.5 Binding Effect	48
6.6 Financial Statements; Fiscal Year	49
6.7 Litigation	49
6.8 Taxes	49
6.9 Environmental Matters	49
6.10 Employee Plans	50
6.11 Properties; Liens	50
6.12 Locations	50
6.13 Government Regulations	50
6.14 Transactions with Affiliates	50
6.15 Insurance	50
6.16 Labor Matters	50
6.17 Solvency	50
6.18 Full Disclosure	50
6.19 Exemption from ERISA; Plan Assets	51
6.20 Tax Shelter Regulations	51
SECTION 7
AFFIRMATIVE COVENANTS	51
7.1 Items to be Furnished	51
7.2 Use of Proceeds	53
7.3 Books and Records	53
7.4 Inspections	53
7.5 Taxes	53
7.6 Payment of Obligation	53
7.7 Expenses	53
7.8 Maintenance of Existence, Assets, and Business	53
7.9 Insurance	54
7.10 Preservation and Protection of Rights	54
7.11 Environmental Laws	54
7.12 Indemnification	55
7.13 REIT Status	55
7.14 ERISA Exemptions	55
7.15 Listed Company.	56
7.16 Properties.	56
7.17 Subsidiary Guarantors	56
SECTION 8
NEGATIVE COVENANTS	56
8.1 Payment of Obligation	56
8.2 Employee Plans	56
8.3 Transactions with Affiliates	56

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8.4 Compliance with Governmental Requirements and Documents	57
8.5 Loans, Advances, and Investments	57
8.6 Dividends and Distributions	57
8.7 Sale of Assets	58
8.8 Mergers and Dissolutions	58
8.9 Assignment	58
8.10 Fiscal Year and Accounting Methods	58
8.11 New Businesses	58
8.12 Government Regulations	58
8.13 Subsidiary Guarantors	58
SECTION 9
FINANCIAL COVENANTS	58
9.1 Interest Coverage Ratio	58
9.2 Fixed Charge Coverage Ratio	59
9.3 Total Indebtedness to Implied Value.	59
9.4 Minimum Tangible Net Worth	59
9.5 Secured Recourse Debt	59
SECTION 10
DEFAULT	59
10.1 Payment of Obligation	59
10.2 Covenants	59
10.3 Debtor Relief	60
10.4 Judgments and Attachments	60
10.5 Government Action	60
10.6 Misrepresentation	60
10.7 Default Under Other Agreements	60
10.8 Validity and Enforceability of Loan Documents	60
10.9 Management Changes	61
10.10 Change in Control	61
10.11 Plan Assets	61
10.12 Default Under Operating Leases.	61
10.13 ERISA	61
SECTION 11
RIGHTS AND REMEDIES	61
11.1 Remedies Upon Default	61
11.2 Waivers.	61
11.3 Performance by Administrative Agent	62
11.4 Not in Control	62
11.5 Course of Dealing	62
11.6 Cumulative Rights	62
11.7 Application of Proceeds	62
11.8 Certain Proceedings	62
11.9 Recission of Acceleration by Required Lenders	62
SECTION 12
ADMINISTRATIVE AGENT	63
12.1 Appointment and Authorization of Administrative Agent.	63
12.2 Delegation of Duties	64
12.3 Reliance by Administrative Agent	64
12.4 Notice of Default.	65
12.5 Credit Decision; Disclosure of Information by Administrative Agent.	65
12.6 Indemnification of Administrative Agent.	65

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12.7 Administrative Agent in its Individual Capacity.	66
12.8 Successor Administrative Agent.	66
12.9 Other Agents.	67
12.10 Approval of Lenders	67
SECTION 13
MISCELLANEOUS	68
13.1 Headings	68
13.2 Nonbusiness Days; Time	68
13.3 Communications	68
13.4 Form and Number of Documents	68
13.5 Survival	68
13.6 Governing Law	68
13.7 Invalid Provisions	68
13.8 Venue; Service of Process; Jury Trial	69
13.9 Amendments, Consents, Conflicts, and Waivers	69
13.10 Multiple Counterparts	71
13.11 Successors and Assigns; Assignments and Participations.	72
13.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	74
13.13 Entirety	74

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SCHEDULES AND EXHIBITS

Schedule 1	Parties, Addresses, Commitments, and Wiring Information
Schedule 4.1	Form of Borrowing Base Report
Schedule 4.2	Closing Date Borrowing Base Properties
Schedule 6.2	Jurisdictions of Incorporation, Chief Executive Office, and Jurisdictions
Schedule 6.7	Litigation
Schedule 6.9	Environmental Matters
Schedule 6.14	Affiliates Transactions

Exhibit A	Borrowing Request
Exhibit B	Compliance Certificate
Exhibit C	LC Request
Exhibit D	Form of Revolving Note
Exhibit E	Form of Subsidiary Guaranty
Exhibit F	Form of Counsel Opinion
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Notice of Swingline Borrowing

Credit Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of July 23, 2004, among INNKEEPERS USA TRUST, a Maryland real estate investment trust (the “Trust”) and INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership (the “Partnership”) (the Trust and the Partnership are individually called a “Borrower” and collectively called “Borrowers”), each of the lenders that are a signatory hereto or that becomes a signatory hereto as provided in Section 13.11(a) (individually, together with its successors and permitted assigns, a “Lender” and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), a national banking association, as contractual representative of the Lenders to the extent and in the manner provided in Section 12 (in such capacity, together with its successors and permitted assigns, “Administrative Agent”).

R E C I T A L S:

1. Borrowers have requested that Lenders extend to Borrowers a revolving credit facility having a maximum principal amount of $135,000,000 (subject to the provisions of Section 2.6).

2. Lenders are willing to provide such a facility to Borrowers upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND TERMS

1.1 Definitions. Unless otherwise indicated, as used in the Loan Documents:

“Adjusted EBITDA” means, for any Person for any period, (a) EBITDA, minus (b) to the extent not already deducted from EBITDA, all ground lease payments, minus (c) Capital Expenditures of such Person during such period.

“Adjusted Funds from Operations” means, for any Person for any period, Net Income plus amortization and real estate depreciation, all as determined in accordance with GAAP; provided that there shall not be included in such calculation (a) any proceeds of any insurance policy, (b) any gain or loss which is classified as “extraordinary” in accordance with GAAP, (c) any capital gains, (d) net earnings of Unconsolidated Affiliates to the extent such earnings are not distributable to such Person after the request of such Person, (e) any gain or loss from discontinued operations, (f) impairment losses, or (g) other non-cash charges that cannot be reasonably expected to have a material effect on Borrowers’ future cash flows.

“Adjusted NOI” means, for any Hotel or any Borrowing Base Property for any period, (a) all lease payments pursuant to the Operating Lease for such Hotel or Borrowing Base Property, minus (b) any ground lease payments, minus (c) appropriate accruals for items such as annual taxes, insurance, or other operating expenses payable by the owner (as opposed to the applicable Lessee) of such Hotel or Borrowing Base Property reasonably determined by Administrative Agent with respect to such Hotel or

Credit Agreement

Borrowing Base Property, minus (d) Capital Expenditures, plus (e) if the Lessee of any Hotel or Borrowing Base Property is a Wholly-Owned Subsidiary of the Trust, the Net Income of such Wholly-Owned Subsidiary attributable to such Hotel or Borrowing Base Property (excluding in all cases the Net Income of such Wholly-Owned Subsidiary generated by activities other than the operation of such Hotel or Borrowing Base Property), all as determined in accordance with accounting principles reasonably acceptable to Administrative Agent, consistently applied.

“Administrative Agent” is defined in the preamble.

“Affiliate” of a Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies (whether through ownership of voting Stock, by contract, or otherwise).

“Agent-Related Persons” means Administrative Agent (including any successor administrative agent), together with its Affiliates and the Representatives of such Persons and Affiliates.

“Agreement” means this Credit Agreement, as modified, amended, supplemented, or restated from time to time.

“Applicable Lending Office” means, for each Lender and for each Type of Borrowing, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Borrowing on Schedule 1 or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrowers by written notice in accordance with the terms hereof as the office by which its Borrowings of such Type are to be made and maintained.

“Applicable Margin” means, as of any date of determination:

(a) If the Trust does not have an Investment Grade Rating on such determination date, then the interest margin over the Base Rate or LIBOR, as the case may be, based upon the Total Indebtedness to Implied Value Ratio, as stated in the table below:

Level	Total Indebtedness to Implied Value Ratio	Applicable Margin for LIBOR Borrowings	Applicable Margin for Base Rate Borrowings	Facility Fee per Annum
1	Less than or equal to 50%, but greater than 45%	2.25%	0.75%	0.10%
2	Less than or equal to 45%, but greater than 40%	2.00%	0.50%	0.10%
3	Less than or equal to 40%, but greater than 35%	1.625%	0.50%	0.10%
4	Less than or equal to 35%, but greater than 25%	1.50%	0.25%	0.10%
5	Less than or equal to 25%	1.40%	0%	0.10%

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The Applicable Margin determined above in effect at any time (whether in the middle of an Interest Period or otherwise) is based upon the Total Indebtedness to Implied Value Ratio as determined from the Current Financials and related Compliance Certificate then most-recently received by Administrative Agent, effective on the third (3rd) Business Day following receipt; provided however, the initial Applicable Margin effective on the Closing Date shall be that under Level 3 above. If Borrowers fail to timely furnish to Administrative Agent any Financial Statements and related Compliance Certificate as required by this Agreement, then the maximum Applicable Margin applies from the date those Financial Statements and related Compliance Certificate are required to be delivered and remain in effect until Borrowers furnishes them to Administrative Agent.

(b) If the Trust has an Investment Grade Rating on such determination date, then the interest margin over the Base Rate or LIBOR, as the case may be, that corresponds to the Moody’s Rating and the S & P Rating set forth below on the date of determination:

Level	Moody’s Rating	S & P Rating	Applicable Margin for LIBOR Borrowings	Applicable Margin for Base Rate Borrowings	Facility Fee per Annum
1	Baa3	BBB-	1.375%	0%	0.10%
2	Baa2	BBB	1.30%	0%	0.10%
3	Baa1 or better	BBB+ or better	1.225%	0%	0.10%

For purposes of the foregoing: (a) if the Moody’s Rating and the S & P Rating shall fall within different Levels, then the Applicable Margin shall be determined by reference to the numerically lower Level (e.g., if the S & P Rating is in Level 1 and the Moody’s Rating is in Level 2, then the Applicable Margin shall be determined by reference to Level 1); and (b) if only one of the Moody’s Rating or the S & P Rating shall be in effect, then Borrowers may substitute the corresponding rating of Fitch IBCA, Duff & Phelps, or its successors or another ratings agency acceptable to Administrative Agent. Each change in the Applicable Margin shall be effective commencing on the third (3rd) Business Day following the earlier to occur of (i) Administrative Agent’s receipt of notice from Borrowers, as required in Section 7.1(f), of a change in the Moody’s Rating or the S & P Rating, and (ii) Administrative Agent’s actual knowledge of a change in the Moody’s Rating or the S & P Rating.

(c) Administrative Agent shall promptly notify each Credit Party and Borrowers of any change in the Applicable Margin, provided that the failure to provide such notice shall not affect the effective date of any such change.

“Approval Date” is defined in Section 3.21.

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“Approved Costs” means, for any Hotel or any Borrowing Base Property, the sum of the acquisition, construction, and other capitalized costs of such Hotel, whether in the form of cash, property, liabilities assumed, or other consideration. If the Lessee of any Hotel or Borrowing Base Property is a wholly-owned Consolidated Affiliate of the Trust, then Approved Costs with respect to such Hotel or such Borrowing Base Property shall include, without duplication, the demonstrable purchase price (in whatever form paid) of any predecessor Operating Lease paid to the immediately prior Lessee that was not a Consolidated Affiliate of the Trust.

“Approved Franchise” means any “Marriott International, Inc.,” “Hilton Hotels Corporation,” “Intercontinental Hotels Group, PLC,” “Wyndham International, Inc.,” or “Starwood Hotels & Resorts Worldwide Inc.” franchise or license or another franchise or license approved by Required Lenders in writing.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement substantially in the form of Exhibit G.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (0.5%), and (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent at its principal office in San Francisco as its “prime rate.” Such rate is a rate set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Borrowing” means a Borrowing bearing interest at the Base Rate plus the Applicable Margin.

“Bond Documents” means those certain Bonds or other certificates of indebtedness with respect to which a Bond LC has been or may be issued as credit support, together with any remarketing agreement, trust indenture, purchased bond custody agreement, funding agreement, pledge agreement, and other documents executed pursuant to or in connection with such bonds or other certificates of indebtedness, and all amendments or supplements thereto (but not increases thereof).

“Bond LCs” means LCs issued after the Closing Date by the Administrative Agent at the request of Borrowers in support of the Bonds, which Bond LCs satisfy the conditions set forth in Section 2.3(n)(i) herein, and renewals or extensions thereof.

“Bonds” means, collectively, (a) $5,900,000 of Michigan Strategic Fund Floating Rate Monthly Demand Industrial Development Revenue Bonds (Kentwood Residence Associates Project) Series 1984, (b) $4,100,000 of Michigan Strategic Fund Floating Rate Monthly Demand Industrial Development Revenue Bonds (East Lansing Residence Associates Project) Series 1984, and (c) renewals or extensions of each of the foregoing (but not increases thereof.)

“Borrowing” means (without duplication) any amount disbursed by (a) Lenders to or on behalf of any Borrower under the Loan Documents, or (b) any Lender in accordance with, and to satisfy the obligations of any Borrower under, any Loan Document.

“Borrowing Base” is defined in Section 4.1.

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“Borrowing Base Properties” means each of the Qualified Properties owned by an Obligor and approved by Required Lenders for inclusion in the Borrowing Base in accordance with Section 4, and “Borrowing Base Property” means any one of the Borrowing Base Properties.

“Borrowing Base Report” means a report in substantially the form of Schedule 4.1 certified by a Responsible Officer of each Borrower, setting forth in reasonable detail the total number of Rooms, date placed in service, date acquired, property location, type, Approved Costs, room revenue, base rent, lower tier, upper tier, threshold, percentage rent, annual real estate taxes, annual insurance, ground rents, capital expenditure reserves, Adjusted NOI, and a calculation of the Implied Value for each of the Borrowing Base Properties (individually and in the aggregate).

“Borrowing Date” means (a) for any Borrowing (i) the date for which funds are requested by Borrowers, or (ii) the date any Borrowing is Converted hereunder to another Type of Borrowing, and (b) for any LC, the date in which an LC is requested by Borrowers.

“Borrowing Request” means a request substantially in the form of Exhibit A and signed by a Responsible Officer of Borrowers.

“Budgeted Construction and Development” means, with respect to any Property, the sum of all soft and hard costs to complete the development of such Property, including but not limited to, land, an interest reserve during construction, and infrastructure costs. “Budgeted Construction and Development” shall also include the fully budgeted costs of Properties under development acquired, or to be acquired, pursuant to purchase agreements or being developed by third parties under a loan that any Borrower or any Consolidated Affiliate has made, guaranteed, or otherwise incurred any liability in connection therewith.

“Business Day” means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by any Governmental Requirement to be closed in California, and (b) for purposes of any LIBOR Borrowing, a day that satisfies the requirements of clause (a) and is a day when commercial banks are open for domestic or international business in London.

“Capital Expenditures” means with respect to any Person, four percent (4%) of Gross Room Revenue for such period with respect to all Properties owned by such Person.

“Capitalization Rate” means, with respect to any Hotel or any Borrowing Base Property (a) as of any determination date from the Closing Date through December 31, 2004, eleven percent (11%) and (b) as of any determination date during any calendar year thereafter during the term of this Agreement, the capitalization rate reasonably determined by Required Lenders on a state-by-state basis for such calendar year subject to the provisions of Section 4.1(b).

“Capital Lease” means, for any Person, any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet of such Person.

“Cash Available for Distribution” means, for any Person for any period, Adjusted Funds from Operations less Capital Expenditures during such period.

“Cash Equivalents” means (a) investments and direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency

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thereof, provided that such obligations mature within one (1) year of the date of acquisition thereof, (b) commercial paper rated “A-1” or better according to S & P or “P-1” or better according to Moody’s and maturing not more than one hundred and eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by, Administrative Agent or any United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are limited to the foregoing.

“Change in Control” means the occurrence of any one of the following: (a) any Person or group of related Persons shall have acquired beneficial ownership of more than thirty-five percent (35%) of the outstanding Stock of the Trust (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); (b) Continuing Directors of the Trust shall cease to constitute at least sixty-six and two-thirds percent (66 2/3%) of the members of the Board of Directors of the Trust; (c) the Trust shall cease to own, directly or indirectly, all of the outstanding Stock of General Partner; or (d) the Trust shall cease to own, directly or indirectly, at least fifty-one percent (51%) of the outstanding Stock of the Partnership.

“Closing Date” means the date this Agreement is fully executed and delivered.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment” means, for a Lender, the amount (which is subject to reduction and cancellation as provided in this Agreement) stated beside such Lender’s name on Schedule 1 as most recently amended under this Agreement, as the same may be terminated pursuant to Section 11.1, and as the same may be increased or decreased from time to time by further assignment pursuant to Section 13.11.

“Commitment Usage” means, at any time, the sum of (a) the Total Principal Debt plus (b) the LC Exposure.

“Companies” means, without duplication, (a) the Trust, (b) the Partnership; (c) General Partner; and (d) each of their respective Consolidated Affiliates, and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B and signed by the Chief Financial Officer of each Borrower.

“Consenting Lenders” is defined in Section 3.21.

“Consolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds Stock and whose financial results would be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Consolidated Basis” means, with respect to any amount used in the calculation of any financial covenant or financial definition in this Agreement, such amount calculated on a consolidated basis for the Companies in accordance with GAAP; provided that such amounts shall be adjusted to (a) exclude any amounts attributable to Unconsolidated Affiliates of the Companies as calculated in accordance with GAAP and (b) include the Companies’ Share of such amounts for their Unconsolidated Affiliates.

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“Constituent Documents” means, with respect to any Person, its articles or certificate of incorporation, bylaws, partnership agreements, organizational documents, limited liability company agreements, trust agreement, or such other document as may govern such Person’s formation, organization, and management.

“Continuing Directors” means the trustees of the Trust on the Closing Date and each other trustee if such trustee’s nomination for the election to the Board of Trustees of the Trust is recommended by a majority of the Continuing Directors (which shall include Persons theretofore elected as trustees as contemplated by this definition).

“Continue”, “Continuation”, and “Continued” refers to the continuation pursuant to Section 3.10 hereof of a LIBOR Borrowing from one Interest Period to the next Interest Period.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 3.10 of one Type of Borrowing into another Type of Borrowing.

“Conversion Date” is defined in Section 3.18.

“Credit Parties” means Administrative Agent, Lenders, and Swingline Lender, and “Credit Party” means any one of the Credit Parties.

“Current Financials” means, at any time, the consolidated Financial Statements of the Companies most recently delivered to Administrative Agent under Section 7.1(a) or 7.1(b), as the case may be.

“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Debt Service” means, for any Person for any period, the sum of (a) all regularly scheduled principal payments (but excluding any balloon payments) and (b) all Interest Expense, in each case that is paid or payable during such period in respect of all Liabilities of such Person.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Governmental Requirements affecting creditors’ Rights in effect from time to time.

“Default” is defined in Section 10.

“Defaulting Lender” is defined in Section 3.23.

“Default Rate” means an annual rate of interest equal from day-to-day to the lesser of (a) the Base Rate plus four (4%), and (b) the Maximum Rate.

“Distribution” means, with respect to any Stock issued by a Person, (a) the declaration or payment of any dividend on or with respect to such Stock by such Person, (b) any loan or advance by that Person to, or other investment by that Person in, the holder of any of such Stock, and (c) any other payment (other than a Redemption) by that Person with respect to such Stock.

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“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means, for any Person for any period, the sum of (a) Net Income, plus (b) depreciation and amortization expense, plus (c) Interest Expense, plus (d) income taxes deducted from Net Income in accordance with GAAP, plus (e) extraordinary losses (and any unusual losses arising in or outside the ordinary course of business of such Person not included in extraordinary losses) determined in accordance with GAAP that have been reflected in the determination of Net Income, minus (f) extraordinary gains (and any unusual gains arising in or outside the ordinary course of business of such Person not included in extraordinary gains) determined in accordance with GAAP that have been reflected in the determination of Net Income, minus (g) any gain from discontinued operations, plus (h) any loss from discontinued operations, plus (i) impairment losses, plus (j) other non-cash charges that cannot be reasonably expected to have a material effect on Borrowers’ future cash flows, plus (k) any amounts attributable to minority interests to the extent deducted in calculating Net Income.

“Effective Date” means the later of (a) the Closing Date and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived in accordance with the provisions of Section 13.9.

“Eligible Assignee” means any Person that is: (a) an existing Lender; (b) an Affiliate of an existing Lender; (c) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (d) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to Administrative Agent.

“Employee Plan” means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company.

“Ending Calendar Month” is defined in Section 3.9.

“Environmental Law” means any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which any Company is conducting, or where any Property of any Company is located and which are applicable to any Company or any Property of any Company, including, without limitation, the Oil Pollution Act of 1990, as amended, (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or

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protection Governmental Requirements. The term “oil” has the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the Governmental Requirements of the state in which any property of any Company is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equity Issuance” means the issuance or sale by any Company of any Stock, or the exercise of any options, warrants, or other rights to subscribe for or otherwise acquire Stock, of such Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to an Employee Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from an Employee Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an Employee Plan or Multi-employer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate an Employee Plan or Multi-employer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan or Multi-employer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Extension Request” is defined in Section 3.21.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by Administrative Agent.

“Financial Statements” means, for any Person, balance sheets and statements of income, shareholders’ equity, and cash flow prepared (a) according to GAAP, (b) except as stated in Section 1.4, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable, and (c) on a consolidated basis if that Person had any Consolidated Affiliates during the applicable period.

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“Fixed Charges” means, for any Person for any period, the sum of (a) all Debt Service during such period, (b) all Distributions paid or payable during such period in respect of any preferred Stock of such Person, and (c) Capital Expenditures.

“Funding Loss” is defined in Section 3.18.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date of this Agreement, subject to changes permitted by Section 1.4.

“General Partner” means Innkeepers Financial Corporation, a Virginia corporation.

“Governmental Authority” means, with respect to any Person, property, or business, any (a) local, state, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel acting through binding arbitration or mediation, or (c) central bank having jurisdiction over such Person, property, or business.

“Governmental Requirement” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Governmental Authority.

“Gross Room Revenue” means, with respect to any Hotel for any period, all revenues from all Rooms in such Hotel during such period.

“Hazardous Substance” means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or (b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

“Hotel” means any Property operated as a hotel, inn, or otherwise having Rooms.

“Implied Debt Service” means, as of any date, the annual Debt Service required to amortize the outstanding Commitment Usage as of such date assuming equal monthly payments of principal and interest over a period of twenty (20) years at an annual rate of interest equal to the greater of (a) two and one-quarter of one percent (2.25%) in excess of the most-recent rate published on such date in the United States Federal Reserve Statistical Release (H.15) for 7-year Treasury Constant Maturities, and (b) nine percent (9%).

“Implied Value” means, with respect to any Hotel or Borrowing Base Property as of any determination date, (a) Adjusted NOI from such Hotel or Borrowing Base Property for the twelve (12) month period ending on the date of determination, divided by (b) the Capitalization Rate as of such date.

“Increasing Lender” is defined in Section 2.6(b).

“Indebtedness” means, for any Person, all Liabilities of such Person, excluding accounts payable and accrued expenses in each case incurred in the ordinary course of business and the payment of which

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is not past-due (unless payment is being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided).

“Indemnifiable Amounts” is defined in Section 12.6.

“Interest Expense” means, for any Person for any period, all of such Person’s paid, accrued, capitalized, or amortized interest expense on such Person’s Indebtedness (whether direct, indirect, or contingent, and including interest on all convertible Indebtedness).

“Interest Period” is defined in Section 3.9.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.

“Investment Grade Rating” means that (a) if both the Moody’s Rating and the S & P Rating are in effect, then both (i) the Moody’s Rating equals Baa3 or better, and (ii) the S & P Rating equals BBB- or better, or (b) if only one of the Moody’s Rating or the S & P Rating shall be in effect, then (i) either the Moody’s Rating equals Baa3 or better or the S & P Rating equals BBB- or better, and (ii) such rating is supported by the corresponding rating of Fitch IBCA, Duff & Phelps or any successor thereof or another rating agency acceptable to Administrative Agent.

“IRB Letters of Credit” means (a) the Irrevocable Transferable Letter of Credit bearing Number 940856 in the initial stated amount of $6,069,402.74, and dated August 10, 1998, (b) the Irrevocable Transferable Letter of Credit bearing Number 940857 in the initial stated amount of $4,217,720.55, and dated August 10, 1998, and (c) any Bond LC’s; together with any extension, renewal, modification or amendment thereof or any replacement or substitution of any of the foregoing.

“LC” means a documentary or standby letter of credit issued for the account of any Borrower by Administrative Agent under this Agreement and under an LC Agreement.

“LC Agreement” means a letter of credit application and agreement (in form and substance satisfactory to Administrative Agent) executed by Borrowers and submitted to Administrative Agent for an LC for the account of such Borrowers.

“LC Commitment Amount” is defined in Section 2.3(a).

“LC Documents” means, with respect to any LC, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such LC and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such LC or (b) any collateral security for any of such obligations.

“LC Exposure” means, without duplication, the sum of (a) the total face amount of all undrawn and uncancelled LCs plus (b) the total unpaid reimbursement obligations of Borrowers under drawings under any LC.

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“LC Request” means a request substantially in the form of Exhibit C executed by a Responsible Officer of Borrowers.

“LC Sub-facility” means a sub-facility of the Commitments for the issuance of LCs, as described in Section 2.3, under which the LC Exposure (a) may never collectively exceed $30,000,000, and (b) together with the Total Principal Debt may never exceed the Total Commitment.

“Lenders” is defined in the preamble.

“Lessees” means each lessee of any Hotel pursuant to an Operating Lease, and “Lessee” means any one of the Lessees.

“Liabilities” means (without duplication), for any Person, (a) any indebtedness, liabilities, or obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities, (b) any liabilities secured (or for which the holder of the Liability has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on Property owned or acquired by that Person, (c) any obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, including all Capital Leases, (d) any guaranties, endorsements, and other contingent obligations with respect to the principal of the Liabilities or obligations of others, (e) forward equity commitments valued at (i) the total specified obligations, damages and deposits for which such Person is liable, or (ii) the full notional amount of the commitment if such Person is liable for specific performance, and (f) the greater of (i) such Person’s Share of any Liabilities of Unconsolidated Affiliates, and (ii) the amount of any Liabilities of Unconsolidated Affiliates in which the holder of such Liabilities has recourse against such Person for repayment, and “Liability” means any of the Liabilities. “Liabilities” shall not include any amounts attributable to minority interests disclosed in the consolidated Financial Statements of the Companies.

“LIBOR” means, for the Interest Period for any LIBOR Borrowing, the rate of interest, rounded upward to the nearest whole multiple of one-one hundredth of one percent (0.01%), quoted by the Administrative Agent as London InterBank Offered Rate for deposits in Dollars at approximately 9:00 a.m. San Francisco time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to the applicable LIBOR Borrowing and for a period of time approximately equal to such Interest Period.

“LIBOR Borrowing” means a Borrowing bearing interest at LIBOR plus the Applicable Margin.

“Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other substantially similar arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

“Litigation” means any action by or before any Governmental Authority.

“Loan Documents” means (a) this Agreement, certificates, and reports delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Notes, (c) the Subsidiary Guaranty, (d) any Interest Rate Agreements with any Lender specifically relating to the Obligation, (e) all other agreements, documents, and instruments executed by Borrowers or any Company in favor of any of the Credit Parties (or Administrative Agent on behalf of the Credit Parties) ever delivered in connection with or under this Agreement, (f) all LCs and LC Agreements, and (g) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

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“Marketable Securities” means Stock that is (a) regularly traded on a nationally recognized United States public exchange or market acceptable to Administrative Agent on which securities, debt instruments, and/or mutual funds are regularly traded, and (b) not subject to any federal or state securities laws or other laws which restrict or limit its sale or transfer.

“Material Adverse Event” means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) material impairment of the ability of any Borrower to perform any of its respective payment or other obligations under any Loan Document, (b) material impairment of the ability of any Credit Party to enforce (i) any of the obligations of any Borrower under this Agreement or the other Loan Documents, or (ii) any of their respective Rights under the Loan Documents, or (c) material and adverse effect on the financial condition of the Companies, taken as a whole, or any Borrower.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Substance on, about, or under such Borrowing Base Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could result in a material adverse affect on the value or operations of such Borrowing Base Property.

“Maturity Date” means July 23, 2007 as such date may be extended pursuant to Section 3.21.

“Maximum Amount” and “Maximum Rate” respectively mean, for Administrative Agent or any Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Governmental Requirement, such Agent or Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

“Moody’s” means Moody’s Investors Service, Inc., or, if Moody’s no longer publishes ratings, then another ratings agency acceptable to Administrative Agent.

“Moody’s Rating” means the most recently-announced actual or implied rating from time to time of Moody’s assigned to the Trust or any class of long-term senior, unsecured debt securities issued by the Trust, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.

“Multi-employer Plan” means a multi-employer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Borrower or any of its Consolidated Affiliates (or any Person that, for purposes of Title IV of ERISA, is a member of any Borrower’s controlled group or is under common control with any Borrower within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

“Net Income” means, for any Person for any period, the net earnings (or loss) after taxes of such Person determined in accordance with GAAP.

“Net Proceeds” means, with respect to any Equity Issuance by any Company, the amount of cash received by such Company in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction: (a) reasonable brokerage commissions, attorneys’ fees, finder’s fees, financial advisory fees, accounting

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fees, underwriting fees, investment banking fees, and other similar commissions and fees (and expenses and disbursements of any of the foregoing), in each case, to the extent paid by such Company; (b) printing and related expenses and filing, recording, or registration fees or charges or similar fees or charges paid by such Company; and (c) taxes paid or payable by such Company to any Governmental Authority as a result of such transaction.

“Non-Consenting Lenders” is defined in Section 3.21.

“Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.

“Notes” means the Revolving Notes and the Swingline Note.

“Notice Abandonment Date” is defined in Section 3.18.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit H.

“Obligation” means all present and future indebtedness and obligations, and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to any Credit Party by any Borrower under any Loan Document, together with all interest accruing thereon, fees, costs, and expenses (including all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of Rights under the Loan Documents.

“Obligors” means Borrowers and Subsidiary Guarantors, and “Obligor” means any one of the Obligors.

“Operating Lease” means, with respect to any Hotel owned or ground leased by a Company, the lease agreement executed by such Company and the Lessee of such Hotel.

“Original Interest Period” is defined in Section 3.18.

“Participant” is defined in Section 13.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

“Permitted Distributions” means: (a) for the Trust in any fiscal year of the Trust, the greater of (i) an amount not to exceed the Trust’s Cash Available for Distribution for the immediately preceding fiscal year, and (ii) the amount of Distributions required to be paid during such fiscal year in order for the Trust to qualify as a REIT; and (b) for the Partnership in any fiscal year of the Partnership, the greater of (i) an amount not to exceed the Partnership’s Cash Available for Distribution for the immediately preceding fiscal year, and (ii) the amount of Distributions required to be paid during such fiscal year in order for the Trust to qualify as a REIT.

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“Permitted Liens” means:

(a) Liens, if any, granted to Administrative Agent, for the ratable benefit of the Credit Parties, to secure the Obligation;

(b) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs;

(c) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real Property, provided that such items do not materially impair the use of such Property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens imposed by mandatory provisions of any Governmental Requirement such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due or that is being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided;

(e) Liens for taxes, assessments, and governmental charges or assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided;

(f) Liens securing assessments or charges payable to a Property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or other security (and otherwise reasonably acceptable to Administrative Agent) have been provided; and

(g) Operating Leases, contracts, leases, and management agreements entered into in the ordinary course of business on customary terms and otherwise permitted hereunder.

“Person means any individual, trust, corporation, partnership, limited liability company, joint venture, unincorporated organization, or other similar entity, or any Governmental Authority.

“Potential Default” means the occurrence of any event or the existence of any circumstance that could, upon notice or lapse of time or both, become a Default.

“Prepayment Date” is defined in Section 3.18.

“Principal Debt” means, for a Lender and at any time, the unpaid principal balance of all outstanding Borrowings from such Lender hereunder as of such date.

“Principal Office” means Disbursement and Operations Center, 2120 East Park Place, Suite #100, El Segundo, CA 90245.

“Property” means assets and properties, whether real, personal, or mixed, tangible or intangible.

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“Pro Rata” and “Pro Rata Share” means, when determined for any Lender, the proportion (stated as a percentage) that (a) such Lender’s Commitment, or, if the Total Commitments shall have been terminated, then of the sum of (without duplication) (i) the Principal Debt of such Lender’s Revolving Note plus (ii) the LC Exposure of such Lender, bears to (b) the Total Commitment, or, if the Total Commitments have been terminated, then of the sum of (without duplication) (i) the Total Principal Debt of the Notes plus (ii) the LC Exposure of all Lenders.

“Qualified Property” is defined in Section 4.2(b).

“Recourse Debt” means, for any Person, Indebtedness of such Person that is not Non-Recourse Debt.

“Redemption” means, with respect to any Stock issued by a Person, the retirement, redemption, purchase, or other acquisition for value of such Stock by such Person.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a “real estate investment trust” for purposes of the Code.

“Representatives” means representatives, officers, directors, employees, attorneys, and agents.

“Required Lenders” means, as of any date, Administrative Agent and any combination of at least two (2) Lenders (other than Defaulting Lenders) who collectively hold sixty-six and two-thirds percent (66 2/3%) or more of the Total Commitments (excluding the Commitments of Defaulting Lenders), or if the Total Commitments have been terminated, then of the sum of (without duplication) (a) the Total Principal Debt of the Revolving Notes (other than of any Defaulting Lenders) plus (b) the LC Exposure of all Lenders (other than of any Defaulting Lenders).

“Responsible Officer” means, for any Person, any chairman, president, chief executive officer, chief financial officer, controller, secretary, executive vice president, senior vice president, or vice president of such Person.

“Revolving Loan” means a loan made by the Lenders to Borrowers pursuant to Section 2.1.

“Revolving Notes” means one of the promissory notes substantially in the form of Exhibit D, and “Revolving Note” means any one of the Revolving Notes.

“Rights” means rights, remedies, powers, privileges, and benefits.

“Rooms” means rooms or suites in service in an existing and operating extended stay, full service, or limited service hotel.

“Secured Debt” means, for any Person, Indebtedness of such Person secured by Liens (other than Permitted Liens) in any of such Person’s Properties or other assets.

“Secured Recourse Debt” means Secured Debt of a Person that is also Recourse Debt of such Person.

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“Share” means, for any Person, such Person’s share of the assets, liabilities, revenues, income, losses, or expenses of an Unconsolidated Affiliate based upon the greater of (a) such Person’s percentage ownership of the Stock of such Unconsolidated Affiliate, and (b) such Person’s relative direct and indirect share (calculated as a percentage) of the economic benefits and risks of such Unconsolidated Affiliate determined in accordance with the applicable provisions of the Constituent Documents of such Unconsolidated Affiliate.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, and (b) such Person is able to pay and is paying its Liabilities as they mature.

“S & P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, or if S & P no longer publishes ratings, then another ratings agency acceptable to Administrative Agent.

“S & P Rating” means the most recently-announced actual or implied rating from time to time of S & P assigned to the Trust or any class of long-term senior, unsecured debt securities issued by the Trust, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.

“Stated Amount” means the amount available to be drawn by a beneficiary under a LC from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such LC.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, beneficial interests, or other ownership interests (regardless of how designated) of or in a corporation, partnership, limited liability company, trust, or other entity, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subsequent Lender” is defined in Section 2.6(b).

“Subsidiary Guarantors” means each Consolidated Affiliate of the Trust that executes the Subsidiary Guaranty pursuant to Section 4.6, and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.

“Subsidiary Guaranty” means the Unconditional Guaranty of Payment dated of even date herewith, executed by each of the Subsidiary Guarantors in favor of the Credit Parties, and substantially in the form of Exhibit E.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.5 in an amount up to, but not exceeding the amount set forth in Section 2.5(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swing Line Loan” means a Borrowing made pursuant to Section 2.5.

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“Swing Line Note” means that certain promissory note executed by Borrowers and payable to the order of Swingline Lender in the original principal amount of the Swingline Commitment substantially in the form of Exhibit D-2, and all renewals, extensions, modifications, rearrangements, and replacements thereof and any and all substitutions therefor.

“Swing Line Rate” means, with respect to any Swing Line Loan, (a) the Base Rate, or (b) such other rate as Borrowers’ and Swing Line Lender may agree in writing.

“Swing Line Subfacility” means the subfacility under the Total Commitment as described in, and subject to the limitations of, Section 2.5.

“Swingline Termination Date” means the date which is seven (7) Business Days prior to the Maturity Date.

“Tangible Net Worth” means, as of any date, (a) Total Assets, minus (b) all Liabilities of the Companies, on a Consolidated Basis, as of such date; provided, however, there shall be excluded therefrom: (a) goodwill, however designated, (b) patents, trademarks, trade names, and copyrights; (c) deferred expenses (other than deferred franchise conversion fees arising under that certain Omnibus Agreement for a 17 Hotel Conversion, dated March 25, 2003, among various affiliates of Marriott International, Inc., on the one hand, and the Trust and various of its affiliates, on the other hand); (d) loans and advances to any stockholder, director, officer, or employee; and (e) all other assets which are properly classified as intangible assets.

“Taxes” means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

“Terminated Interest Period” is defined in Section 3.18.

“Termination Date” means the earlier of (a) the Maturity Date, and (b) the effective date that Lenders’ commitments to lend hereunder are otherwise canceled or terminated in accordance with this Agreement.

“Titled Agent” is defined in Section 12.9.

“Total Assets” means, for the Companies, on a Consolidated Basis, as of any date, all assets of such Person determined in accordance with GAAP.

“Total Commitment” means, at any time, the sum of the Commitments of all Lenders.

“Total Indebtedness to Implied Value Ratio” means, as of any date, the ratio of (a) all Indebtedness of the Companies, on a Consolidated Basis, as of such date, to (b) the sum of (i) the Implied Value of all Hotels owned by the Companies, on a Consolidated Basis, and that have been in service for more than twelve (12) months as of the determination date, plus (ii) the Approved Costs of all Hotels owned by the Companies, on a Consolidated Basis, and that have been in service for less than twelve (12) months as of the determination date, plus (iii) the Approved Costs of all Hotels owned by the Companies, on a Consolidated Basis, that are under construction, plus (iv) the sum of the Companies’ investments in all cash, Cash Equivalents, and Marketable Securities, plus (v) land held for development in an aggregate amount not to exceed five percent (5%) of the Implied Value of all Hotels owned by the Companies and

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that have been in service for more than twelve (12) months as of the determination date, plus (vi) forward equity commitments valued at (A) the total specified obligations, damages and deposits for which such Person is liable, or (B) the full notional amount of the commitment if such Person is liable for specific performance, to the extent included in the calculation of Total Indebtedness.

“Total Principal Debt” means, at any time, the sum of the Principal Debt of all Lenders.

“Trustee” means any Trustee designated as the beneficiary of a Bond LC.

“Type” means, with respect to any Borrowing, whether such Borrowing is a LIBOR Borrowing or Base Rate Borrowing.

“Unconsolidated Affiliate” means, in respect of any Person, any other Person in whom such Person holds Stock and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Hotels” means, as of any date, all Hotels in which a Borrower or any Subsidiary Guarantor owns fee simple title or leasehold interests, in each case free and clear of any Liens (other than Permitted Liens), and “Unencumbered Hotel” means any one of the Unencumbered Hotels.

“Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.

“Unused Commitment” means, at any time, (a) the Total Commitment minus (b) the Commitment Usage.

“Wells Fargo” is defined in the preamble.

“Wholly-Owned Subsidiaries” means, as of any date, all Consolidated Affiliates that are wholly-owned by a Borrower or a wholly-owned Consolidated Affiliate of a Borrower, and “Wholly-Owned Subsidiary” means any one of the Wholly-Owned Subsidiaries.

1.2 Time References. Unless otherwise specified in the Loan Documents (a) time references are to time in San Francisco, California, and (b) in calculating a period from one date to another, the word “from” means “from and including” and the word “to” or “until” means “to but excluding.”

1.3 Other References. Unless otherwise specified in the Loan Documents (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) headings and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Governmental Requirement include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

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1.4 Accounting Principles. Under the Loan Documents, unless otherwise stated, (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable (except for changes in accounting principles adequately disclosed and in conformity with GAAP) in all material respects to those applied during the preceding comparable period, and (d) all accounting and financial terms and compliance with financial covenants must be for the Companies, on a consolidated basis, as applicable. If there is a change in GAAP after the date hereof, then each Compliance Certificate shall include calculations setting forth the adjustments from the relevant financial items as shown in the Current Financials, based on the then-current GAAP, to the corresponding financial items based on GAAP as used in the Current Financials delivered to Administrative Agent on or prior to the date hereof, so as to demonstrate how such financial covenant compliance was derived from the Current Financials.

1.5 Joint and Several.

(a) All representations contained herein shall be deemed individually made by each Borrower, and each of the covenants, agreements, and obligations set forth herein shall be deemed to be the joint and separate covenants, agreements, and obligations of each Borrower. Any notice, request, consent, report, or other information or agreement delivered to any Credit Party by any Borrower shall be deemed to be ratified by, consented to, and also delivered by the other Borrowers. Each Borrower recognizes and agrees that each covenant and agreement of a “Borrower” and “Borrowers” in this Agreement and in any other Loan Document shall create a joint and several obligation of such entities, which may be enforced against such entities jointly, or against each entity separately.

(b) Each Borrower hereby irrevocably and unconditionally agrees: (i) that it is jointly and severally liable to the Credit Parties for the full and prompt payment of the Obligation and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) to fully and promptly perform all of its obligations hereunder with respect to the Obligation; and (iii) as a primary obligation to indemnify each Credit Party on demand for and against any loss (excluding losses arising out of the gross negligence or willful misconduct of any Credit Party) incurred by such Credit Party as a result of any of the obligations of any one or more of Borrowers being or becoming void, voidable, unenforceable, or ineffective for any reason whatsoever, whether or not known to any Credit Party or any Person, the amount of such loss (excluding losses arising out of the gross negligence or willful misconduct of any Credit Party) being the amount which the Credit Parties would otherwise have been entitled to recover from any one or more Borrowers.

SECTION 2

COMMITMENT

2.1 Revolving Facility. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 4 below, each Lender severally and not jointly agrees to make Revolving Loans to Borrowers during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Pro Rata Share of the Total Commitment (but in no event in excess of such Lender’s Commitment); provided that, (a) the Commitment Usage may not exceed the Total Commitment, (b) the sum of the Commitment Usage plus all Unsecured Debt of the Companies (other than under this Agreement) may not exceed the Borrowing Base, and (c) the aggregate outstanding

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Principal Debt of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the LC Exposure, plus such Lender’s Pro Rata Share of the outstanding Principal Debt of all Swing Line Loans shall not exceed such Lender’s Commitment. Each borrowing of Revolving Loans shall be in an aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (except that any Borrowing of Revolving Loans may be in the aggregate amount of the Unused Commitments, which Revolving Loans, if less than $1,000,000, must be Base Rate Borrowings). Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrowers may borrow, repay and reborrow Revolving Loans.

2.2 Borrowing Procedure. The following procedures apply to Borrowings (other than Swing Line Loans):

(a) Requests for Revolving Loans. Not later than 9:00 a.m. San Francisco time at least two (2) Business Days prior to a Base Rate Borrowing and not later than 9:00 a.m. San Francisco time at least three (3) Business Days prior to a LIBOR Borrowing, Borrowers shall deliver to Administrative Agent a Borrowing Request. Each Borrowing Request shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Borrowings, the initial Interest Period for such Revolving Loans. Each Borrowing Request shall be irrevocable once given and binding on Borrowers. Prior to delivering a Borrowing Request, Borrowers may (without specifying whether a Revolving Loan will be a Base Rate Borrowing or a LIBOR Borrowing) request that Administrative Agent provide Borrowers with the most recent LIBOR or Base Rate, as applicable, available to Administrative Agent. Administrative Agent shall provide such quoted rate to Borrowers and to the Lenders on the date of such request or as soon as possible thereafter.

(b) Funding of Revolving Loans. Promptly after receipt of a Borrowing Request under the immediately preceding subsection (a), Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to Borrowers with Administrative Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. San Francisco time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, Administrative Agent shall make available to Borrowers at the Principal Office, not later than 12:00 noon San Francisco time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by Administrative Agent. No Lender shall be responsible for the failure of any other Lender to make a Revolving Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Revolving Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Revolving Loan or to perform any other obligation to be made or performed by such other Lender.

(c) Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless Administrative Agent shall have been notified by any Lender that such Lender will not make available to Administrative Agent a Revolving Loan to be made by such Lender, Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to Administrative Agent in accordance with this Section and Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrowers the amount of such Revolving Loan to be provided by such Lender.

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2.3 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 4, Administrative Agent, on behalf of the Lenders, agrees to issue for the account of Borrowers during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Termination Date, one or more LCs up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $30,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “LC Commitment Amount”).

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each LC, and of any drafts or acceptances thereunder, shall be subject to approval by Administrative Agent and Borrowers. Notwithstanding the foregoing, in no event may (i) the expiration date of any LC extend beyond the date that is thirty (30) days prior to the Maturity Date, (ii) any LC have an initial duration in excess of one year (except as provided in the IRB Letters of Credit), or (iii) any LC contain an automatic renewal provision (except as provided in the IRB Letters of Credit). The initial Stated Amount of each LC shall be at least $50,000 (except as provided in the IRB Letters of Credit).

(c) Requests for Issuance of Letters of Credit. Borrowers shall give Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a LC, such notice to describe in reasonable detail the proposed terms of such LC and the nature of the transactions or obligations proposed to be supported by such LC, and in any event shall set forth with respect to such LC the proposed (i) initial Stated Amount, (ii) the beneficiary, and (iii) expiration date. Borrowers shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by Administrative Agent. Provided Borrowers have given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5, Administrative Agent shall issue the requested LC on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which Administrative Agent has received all of the items required to be delivered to it under this subsection. Upon the written request of Borrowers, Administrative Agent shall deliver to Borrowers a copy of (i) any LC proposed to be issued hereunder prior to the issuance thereof and (ii) each issued LC within a reasonable time after the date of issuance thereof. To the extent any term of a LC Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by Administrative Agent from the beneficiary of a LC of any demand for payment under such LC, Administrative Agent shall promptly notify Borrowers of the amount to be paid by Administrative Agent as a result of such demand and the date on which payment is to be made by Administrative Agent to such beneficiary in respect of such demand. Each Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse Administrative Agent for the amount of each demand for payment under such LC at or prior to the date on which payment is to be made by Administrative Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by Administrative Agent of any payment in respect of any reimbursement obligation, Administrative Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Pro Rata Share of such payment.

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(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), Borrowers shall advise Administrative Agent whether or not Borrowers intend to borrow hereunder to finance its obligation to reimburse Administrative Agent for the amount of the related demand for payment and, if it does, Borrowers shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If Borrowers fail to so advise Administrative Agent, or if Borrowers fail to reimburse Administrative Agent for a demand for payment under a LC by the date of such payment, then Administrative Agent shall give each Lender prompt notice thereof and of the amount of the demand for payment, specifying such Lender’s Pro Rata Share of the amount of the related demand for payment and the provisions of subsection (j) of this Section shall apply.

(f) Effect of Letters of Credit on Commitments. Upon the issuance by Administrative Agent of any LC and until such LC shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Pro Rata Share and (ii) the sum of (A) the Stated Amount of such LC plus (B) any related reimbursement obligations then outstanding.

(g) Administrative Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under LCs and making payments under such LCs against such documents, Administrative Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. Each Borrower assumes all risks of the acts and omissions of, or misuse of the LCs by, the respective beneficiaries of such LCs. In furtherance and not in limitation of the foregoing, neither Administrative Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any LC even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any LC, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any LC to comply fully with conditions required in order to draw upon such LC; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any LC, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any LC, or of the proceeds of any drawing under any LC; or (viii) any consequences arising from causes beyond the control of Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by Administrative Agent under or in connection with any LC, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against Administrative Agent any liability to Borrowers or any Lender. In this connection, the obligation of Borrowers to reimburse Administrative Agent for any drawing made under any LC shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable LC Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any LC Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the LC Documents; (C) the existence of any claim, setoff, defense or other right which Borrowers may have at any time against Administrative Agent, any Lender, any beneficiary of a LC or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the LC Documents or any unrelated transaction; (D) any breach of contract or dispute

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between Borrowers, Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a LC proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non application or misapplication by the beneficiary of a LC or of the proceeds of any drawing under such LC; (G) payment by Administrative Agent under the LC against presentation of a draft or certificate which does not strictly comply with the terms of the LC; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of Borrowers’ reimbursement obligations.

(h) Amendments, Etc. The issuance by Administrative Agent of any amendment, supplement or other modification to any LC shall be subject to the same conditions applicable under this Agreement to the issuance of new LCs (including, without limitation, that the request therefor be made through Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective LC affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) Administrative Agent and Required Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, Borrowers shall pay the fees, if any, payable under Section 3.20(d).

(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by Administrative Agent of any LC each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability of Administrative Agent with respect to such LC and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to Administrative Agent to pay and discharge when due, such Lender’s Pro Rata Share of Administrative Agent’s liability under such LC. In addition, upon the making of each payment by a Lender to Administrative Agent in respect of any LC pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the reimbursement obligation owing to Administrative Agent by Borrowers in respect of such LC and (ii) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by Borrowers in respect of such reimbursement obligation (other than the fees payable to Administrative Agent pursuant to Section 3.20).

(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to Administrative Agent on demand in immediately available funds in Dollars the amount of such Lender’s Pro Rata Share of each drawing paid by Administrative Agent under each LC to the extent such amount is not reimbursed by Borrowers pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any LC, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Pro Rata Share of such drawing. Each Lender’s obligation to make such payments to Administrative Agent under this subsection, and Administrative Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of Borrowers or any other Obligor, (iii) the existence of any Default or Potential Default, including any Potential Default described in Section 10.3 or (iv) the termination of the Commitments. Each such payment to Administrative Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

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(k) Information to Lenders. Promptly following any change in LCs outstanding, Administrative Agent shall deliver to each Lender and Borrowers a notice describing the aggregate amount of all LCs outstanding at such time. Upon the request of any Lender from time to time, Administrative Agent shall deliver any other information reasonably requested by such Lender with respect to each LC then outstanding. Other than as set forth in this subsection, Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding LCs issued hereunder. The failure of Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l) Cash Collateral. On the Termination Date and if requested by Required Lenders while a Default exists, Borrowers shall provide Administrative Agent, for the ratable benefit of Lenders, cash collateral in an amount to equal the then-existing LC Exposure.

(m) Pledged Bonds. Notwithstanding any provision to the contrary in any Bond Document, all Bonds (including, without limitation, “Pledged Bonds” as defined in the Bond Documents) issued to or held for the benefit of Administrative Agent (or other designee) shall be held as Cash Collateral securing reimbursement obligations under the related Bond LC.

(n) Bond LCs. Notwithstanding any provision to the contrary set forth in this Section 2.3:

(i) (A) The Bond LCs shall be subject to the terms and conditions of this Agreement and applicable Law; provided however, that (1) such Bond LCs may have expiration dates later than one year from the date of issuance, so long as such date is not later than 30 days prior to the Maturity Date; and (2) the terms of such Bond LCs must be acceptable to the Administrative Agent, (I) subject to the provisions of Section 2.3(n)(iii), may provide for the reinstatement of drawn portions of the Bond LC, whether or not reimbursement has been received (which may have the effect of increasing the amount of such Bond LC), (II) may provide for automatic renewals thereof, and (III) may contain provisions whereby the Administrative Agent is granted certain Rights in collateral and voting Rights under the related Bond Documents, which Rights are expressly assigned to the Administrative Agent for the benefit of the Lenders pursuant to Section 2.3(n)(iv) herein.

(B) Borrowers may request that Administrative Agent issue Bond LCs by providing at least 10 days prior written notice of such request to the Administrative Agent.

(ii) In the event that the proceeds of any drawing under any Bond LC are used to pay the purchase price of Bonds tendered or deemed tendered by the owner thereof pursuant to the related Bond Documents (such drawing, including the drawing of any accrued interest on the tendered Bonds, a “Bond Purchase Drawing”), then the stated amount of such Bond LC will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement upon reimbursement from remarketing proceeds for all or a portion of such Bond Purchase Drawing (such reinstatement to be equal to the amount of such proceeds) (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Section 5 have been satisfied, and without further approval from the Lenders) pursuant to the provisions of the applicable Bond LC.

(iii) If the interest portion of any Bond LC is drawn by the applicable Trustee to make scheduled interest payments on the outstanding principal amount of the Bonds, then the stated amount of such Bond LC will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement of the interest portion of such Bond LC (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Section 5 have been satisfied, and without

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further approval from the Lenders) pursuant to the provisions of the applicable Bond LC. Subject to compliance with Section 2.3(c) herein, the stated amount of the related Bond LC may be increased as required by the related Bond Documents (to reflect an increase in the maximum rate of interest or number of days of accrued interest covered by such Bond LC or otherwise).

(iv) All liens and security interests securing reimbursement obligations and other obligations owed to the Administrative Agent as issuer of any Bond LC under the related Bond Documents, any rights in and to any Bonds or other certificates of indebtedness issued to Administrative Agent under the related Bond Documents, and any voting rights or other rights created in favor of Administrative Agent under or pursuant to or in connection with any related Bond Documents (collectively, the “Bond Rights”), now or hereafter existing in favor of Administrative Agent, shall be for the ratable benefit of Lenders. Notwithstanding anything to the contrary set forth in any Bond LC, any Bonds or certificates of indebtedness purchased from the owner thereof with funds received pursuant to a drawing under any Bond LC shall be registered in the name of Administrative Agent and shall be delivered to or held by Administrative Agent or such other entity as may be specified by the Administrative Agent, for the benefit of the Administrative Agent for the benefit of the Lenders. Lenders and Administrative Agent, agree that in the event any Bonds or certificates of indebtedness are issued to the Administrative Agent as a result of a drawing under the Bond LC for which the Administrative Agent is not immediately reimbursed, and subsequently the Bonds are remarketed and the Administrative Agent is reimbursed for all amounts so advanced, then any Bonds or certificates of indebtedness shall be released by Administrative Agent and delivered to such Trustee without any further authorization from Lenders.

(v) To the extent Bond Rights (including, without limitation, voting rights, rights to provide notice and elect remedies, and rights to approve waivers, consents, or amendments of the related Bond Documents) are created in favor of the Administrative Agent, such Bond Rights (other than ministerial, non discretionary Bond Rights) may only be exercised with the consent of, or in accordance with the directions of, Required Lenders.

2.4 Competitive Bid Facility. If the Trust achieves an Investment Grade Rating, then Lenders agree that, upon the written request of Borrowers to Administrative Agent, Borrowers and the Credit Parties shall enter into negotiations to amend this Agreement to provide for an uncommitted competitive advance facility pursuant to which Borrowers may obtain competitive advances from Lenders through an auction mechanism. The competitive advance facility shall include terms, conditions, and fees acceptable to Borrowers and the Credit Parties.

2.5 Swing Line Subfacility.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 4, the Swingline Lender agrees to make Swingline Loans to Borrowers, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $10,000,000, as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, Borrowers shall immediately pay Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, Borrowers may borrow, repay and reborrow Swingline Loans hereunder.

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(b) Procedure for Borrowing Swingline Loans. Borrowers shall give Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing delivered no later than 9:00 a.m. San Francisco time on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing. Not later than 11:00 a.m. San Francisco time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5 for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to Borrowers in Dollars, in immediately available funds, at the account specified by Borrowers in the Notice of Swingline Borrowing.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time or at such other rate or rates as Borrowers and the Swingline Lender may agree from time to time in writing. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 3.2 with respect to interest on Base Rate Borrowing (except as the Swingline Lender and Borrowers may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and Borrowers. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and Borrowers may agree) and in connection with any such prepayment, Borrowers must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. San Francisco time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. Each Borrower agrees to repay each Swingline Loan within seven (7) Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and Borrowers may agree in writing). In lieu of repayment of any outstanding Swingline Loan from Borrowers, the Swingline Lender may, on behalf of Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf), request Base Rate Borrowings from the Lenders in an amount equal to the principal balance of such Swingline Loan. The Swingline Lender shall give notice to Administrative Agent of any such Base Rate Borrowing not later than 9:00 a.m. San Francisco time at least one Business Day prior to the proposed date of such borrowing. Each Lender will make available to Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Base Rate Borrowing to be made by such Lender. Administrative Agent shall pay the proceeds of such Base Rate Borrowings to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Potential Default described in Section 10.3, each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Potential Default (including without limitation, any of the Defaults or Potential Default described in Section 10.3, or the termination of any

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Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by Administrative Agent, any Lender or Borrowers or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

2.6 Increase in Total Commitment.

(a) The Lenders on the Closing Date shall be the Lenders set forth on Schedule 1.

(b) After the Closing Date, Administrative Agent may, from time to time at the request of Borrowers, increase the Total Commitment by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing the Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:

(i) Each Subsequent Lender is an Eligible Assignee;

(ii) Borrower executes (A) a new Revolving Note payable to the order of a Subsequent Lender, or (B) a replacement Revolving Note payable to the order of an Increasing Lender;

(iii) Each Subsequent Lender executes a signature page to this Agreement;

(iv) After giving effect to the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, the aggregate of the Total Commitment does not exceed $200,000,000 (less the amounts of any permanent reductions pursuant to Section 3.2(c)) unless all Lenders consent in writing;

(v) Each increase in the Total Commitment shall be in the minimum amount of $10,000,000 or a greater integral multiple of $1,000,000;

(vi) No admission of any Subsequent Lender shall increase the Commitment of any existing Lender without the consent of such Lender;

(vii) No Lender shall be an Increasing Lender without the written consent of such Lender;

(viii) Such increase shall have been approved by Administrative Agent, such consent not to be unreasonably withheld, conditioned, or delayed; and

(ix) No Potential Default or Default exists.

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Subject to the conditions precedent set forth above, Administrative Agent agrees to exercise ordinary and reasonable diligence to complete documentation to admit a Subsequent Lender or increase the Commitment of an Increasing Lender. After the admission of any Subsequent Lender or the increase in the Commitment of any Increasing Lender, Administrative Agent shall promptly provide to each Lender a new Schedule 1 to this Agreement. In the event that there are any Borrowings outstanding after giving effect to an increase in the Total Commitment pursuant to this Section 2.6, upon notice from Administrative Agent to each Lender, the amount of such Borrowings owing to each Lender shall be appropriately adjusted to reflect the new Pro Rata Share of Lenders, and Borrowers shall pay any amounts required pursuant to Section 3.18.

SECTION 3

TERMS OF PAYMENT

3.1 Notes and Payments.

(a) The Total Principal Debt shall be evidenced by the Revolving Notes (other than under the Swing Line Subfacility), which Revolving Notes shall be payable by each Borrower, jointly and severally, to Lenders in the aggregate stated principal amount of the Total Commitment, or so much thereof as shall be outstanding at maturity. The Principal Debt under the Swing Line Subfacility shall be evidenced by the Swing Line Note.

(b) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrowers under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to Administrative Agent at the Principal Office, not later than 11:00 a.m. San Francisco time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrowers shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by Borrowers hereunder to which such payment is to be applied. Each payment received by Administrative Agent for the account of a Lender under this Agreement or any Revolving Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

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3.2 Interest and Principal Payments.

(a) Interest Payments. Subject to Section 13.2, (i) accrued interest on each Base Rate Borrowing is due and payable on the first day of each calendar month during the term of this Agreement, commencing on August 1, 2004, on the Termination Date, and on the Conversion date of any Base Rate Borrowing to a LIBOR Borrowing, and (ii) accrued interest on each LIBOR Borrowing shall be due and payable as it accrues on the last day of its respective Interest Period; provided that if any Interest Period is greater than three (3) months, then accrued interest shall also be due and payable on the date that is three (3) months after the commencement of such Interest Period.

(b) Principal Payments. The Total Principal Debt (other than under the Swing Line Subfacility) is due and payable on the Termination Date. The Principal Debt under the Swing Line Subfacility shall be due and payable as provided in Section 2.5 and on the Swingline Termination Date.

(c) Voluntary Prepayment. Borrowers may voluntarily repay or prepay all or any part of the Total Principal Debt at any time without premium or penalty upon not less than two (2) Business Days prior notice to Administrative Agent of each such prepayment, which notice shall specify the effective date thereof and the amount and Type of any such prepayment (which in the case of any partial prepayment shall not be less than $500,000 and integral multiples of $100,000 in excess of that amount in the aggregate) and shall be irrevocable once given. Prepayments of amounts outstanding under the Revolving Loan shall be considered normal revolving loan payments that may be reborrowed hereunder, and not permanent Commitment reductions, unless Borrowers have followed the procedure for permanent reduction below.

(d) Reduction in Commitments. Borrowers may terminate or reduce the amount of the Commitments at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior notice to Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $500,000 and integral multiples of $100,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by Administrative Agent (“Reduction Notice”). Promptly after receipt of a Reduction Notice Administrative Agent shall notify each Lender by telecopy, or other similar form of transmission, of the proposed termination or Commitment reduction. The Commitments, once reduced pursuant to this Section, may not be increased. Borrowers shall pay all interest and fees, on the Borrowings accrued to the date of such reduction or termination of the Commitments to Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 3.18 of this Agreement.

3.3 Interest Options. Except as specifically otherwise provided, Borrowings (other than Swing Line Loans) shall bear interest at an annual rate equal to the lesser of (a) the Base Rate plus the Applicable Margin, or LIBOR plus the Applicable Margin (in each case as designated or deemed designated by Borrowers and, in the case of LIBOR Borrowings, for the Interest Period designated by Borrowers), and (b) the Maximum Rate. Except as specifically otherwise provided, Swing Line Loans shall bear interest at an annual rate equal to the lesser of (a) the Swing Line Rate, and (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrowers or any other Person, upon the effective date of change.

3.4 Quotation of Rates. A Representative of Borrowers may call Administrative Agent before delivering a Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Administrative Agent or Lenders or affect the interest rate that is actually in effect when Borrowers deliver its Borrowing Request or on the Borrowing Date.

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3.5 Default Rate and Late Fees.

(a) If permitted by applicable law, all past-due Principal Debt (at its stated maturity or upon acceleration) and past-due interest accruing on any of the foregoing, shall bear interest from the date of any Default at the Default Rate until paid, regardless of whether payment is made before or after entry of a judgment.

(b) Borrowers acknowledge that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Revolving Loan on the Maturity Date), unless waived by Administrative Agent, a late charge equal to four percent (4%) of the amount of any such principal payment, interest or other charge due hereon and which is not paid within three (3) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrowers for the purpose of defraying the expense incident to handling such delinquent payment. Each Borrower and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Each Borrower and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

3.6 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, then the interest rate on that Borrowing is limited to the Maximum Rate, provided that any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by applicable law, Borrowers shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

3.7 Interest Calculations.

(a) Interest shall be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days for all Borrowings. All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

(b) The provisions of this Agreement relating to calculation of the Base Rate and LIBOR are included only for the purpose of determining the rate of interest or other amounts to be paid under this Agreement that are based upon those rates. Each Lender may fund and maintain its funding of all or any part of each Borrowing as it selects.

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3.8 Maximum Rate. Regardless of any provision contained in any Loan Document or any document related thereto, it is the intent of the parties to this Agreement that no Credit Party may contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or receive any unearned interest in violation of any applicable law, and, if any Credit Party ever does so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to Borrowers. In determining if the interest paid or payable exceeds the Maximum Rate, Borrowers and the Credit Parties shall, to the maximum extent permitted under applicable law, (a) treat all Borrowings as but a single extension of credit (and the Credit Parties and Borrowers agree that is the case and that provision in this Agreement for multiple Borrowings is for convenience only), (b) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary repayments or prepayments and their effects, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. If, however, the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, then the Credit Parties shall refund any excess (and the Credit Parties may not, to the extent permitted by applicable law, be subject to any penalties provided by any Governmental Requirements for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount).

3.9 Interest Periods. When Borrowers request any LIBOR Borrowing, Borrowers may elect the applicable interest period (each an “Interest Period”), which may be, at Borrowers’ option, seven (7) days (but only if available from all Lenders), one (1) month or two (2), three (3), or six (6) months, subject to the following conditions: (a) the initial Interest Period for a LIBOR Borrowing commences on the applicable Borrowing Date or Conversion date, and each subsequent Interest Period applicable to any Borrowing commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period for a LIBOR Borrowing begins on a day for which there exists no numerically corresponding Business Day in the calendar month at the end of the Interest Period (“Ending Calendar Month”), then the Interest Period ends on the next succeeding Business Day of the Ending Calendar Month, unless there is no succeeding Business Day in the Ending Calendar Month in which case the Interest Period ends on the next preceding Business Day of the Ending Calendar Month; (c) no Interest Period for any portion of Total Principal Debt may extend beyond the scheduled repayment date for that portion of Principal Debt; and (d) there may not be in effect at any one time more than eight (8) Interest Periods.

3.10 Continuations; Conversions. Borrowers may (a) on the last day of the applicable Interest Period Convert all or part of a LIBOR Borrowing to a Base Rate Borrowing, (b) at any time Convert all or part of a Base Rate Borrowing to a LIBOR Borrowing, and (c) on the last day of an Interest Period, Continue a LIBOR Borrowing for a new Interest Period. Any such Conversion or Continuation is subject to the dollar limits and denominations of Section 2.1 and may be accomplished by delivering a Borrowing Request to Administrative Agent no later than 11:00 a.m. San Francisco time on the third (3rd) Business Day before (i) the Conversion date for Conversion to a LIBOR Borrowing, (ii) the last day of the Interest Period, for the Continuation to a new Interest Period, and (iii) the last day of the Interest Period for Conversion to a Base Rate Borrowing. Absent such a Borrowing Notice, a LIBOR Borrowing shall be Continued as a LIBOR Borrowing having a one (1) month Interest Period (so long as no Default exists and/or the last day of such Interest Period does not extend beyond the Maturity Date, in either such case such LIBOR Borrowing shall be Converted to a Base Rate Borrowing) when the applicable Interest Period expires.

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3.11 Order of Application.

(a) No Default. If no Default exists, then except as otherwise specifically provided in the Loan Documents, any payment shall be applied to the Obligation in the order and manner as Borrowers direct.

(b) Default. If a Default exists, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which any Credit Party have not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (ii) to accrued interest on the Principal Debt; (iii) to the Principal Debt of any Swing Line Loans; (iv) to the Total Principal Debt and the remaining Obligation in the order and manner as the Required Lenders deem appropriate; and (v) as a deposit with Administrative Agent, for the benefit of the Credit Parties, as security for and payment of any LC Exposure.

(c) Pro Rata. Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Section 2.1 shall be made from the Lenders, each payment of the fees under Section 3.20 shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Borrowing were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Borrowings then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 3.17) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans, and the then current Interest Period for each Lender’s portion of each Revolving Loan of such Type shall be coterminous; and (e) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5, shall be in accordance with their respective Pro Rata Shares; and (f) the Lenders’ participation in, and payment obligations in respect of, LCs under Section 2.3, shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5).

3.12 Right of Setoff; Adjustments.

Each Borrower agrees that, in addition to any rights now or hereafter granted under any applicable law and not by way of limitation of any such rights, Administrative Agent, each Lender and

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each Participant is hereby authorized by Borrowers, at any time or from time to time while an Potential Default exists, without notice to Borrowers or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Administrative Agent, such Lender or any affiliate of Administrative Agent or such Lender, to or for the credit or the account of Borrowers against and on account of any of the Obligation, irrespective of whether or not any or all of the Borrowings and all other Obligation have been declared to be, or have otherwise become, due and payable as permitted by Section 11, and although such obligations shall be contingent or unmatured. Each Lender agrees promptly to notify Borrowers after any such setoff and application made by such Lender; provided however, the failure to give such notice shall not affect the validity of such setoff and application. If a Lender shall obtain payment of any principal of, or interest on, any Borrowing under this Agreement or shall obtain payment on any other Obligation owing by Borrowers or any other Obligor through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by Borrowers or any other Obligor to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.11, such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Borrowings made by the other Lenders or other Obligation owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, with the intent that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.11, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Borrowings or other Obligation owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of Borrowings in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers.

3.13 Booking Borrowings. To the extent permitted by applicable law, any Lender may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under Section 3.14 than the transferor Lender would have been entitled to receive with respect to those Borrowings, and a transfer may not be made if, as a direct result of it, Section 3.14 or 3.15 would apply to any of the Obligation. If any of the conditions of Sections 3.14, 3.15, or 3.16 ever apply to a Lender, then such Lender shall, to the extent possible, carry or transfer its Borrowings at, to, or for the account of any of its branch offices or the office or branch of any of its Affiliates so long as the transfer is consistent with the other provisions of this Section, does not create any burden or adverse circumstance for such Lender that would not otherwise exist, and eliminates or ameliorates the conditions of Sections 3.14, 3.15, or 3.16 as applicable.

3.14 Increased Cost and Reduced Return.

(a) Change in Laws. If, after the date hereof, the adoption of any applicable Governmental Requirement, or any change in any applicable Governmental Requirement, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or

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administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any LIBOR Borrowing, any Note, or its obligation to make LIBOR Borrowings, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or any Note in respect of any LIBOR Borrowings (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Agreement or any Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any LIBOR Borrowings or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or any Note with respect to any LIBOR Borrowings, then Borrowers shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy. If, after the date hereof, any Lender shall have determined that the adoption of any applicable Governmental Requirement regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Notice. Each Lender shall promptly notify Borrowers and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.14 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.14 shall furnish to Borrowers and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

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(d) Suspension of LIBOR Borrowings. If any Lender requests compensation by Borrowers under this Section 3.14, then Borrowers may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender to make or Continue LIBOR Borrowings, or Convert all LIBOR Borrowings into Base Rate Borrowings, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.17 shall be applicable); provided that such suspension shall not affect the Right of such Lender to receive the compensation so requested.

3.15 Limitation on Types of Borrowings. If on or prior to the first (1st) day of any Interest Period for any LIBOR Borrowing:

(a) Administrative Agent is unable to determine LIBOR for such Interest Period in accordance with the definition of “LIBOR;” or

(b) the Required Lenders determine (which determination shall be conclusive) and notify Administrative Agent that LIBOR will not adequately and fairly reflect the cost to Lenders of funding LIBOR Borrowings for such Interest Period;

then Administrative Agent shall give Borrowers prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, Lenders shall be under no obligation to make additional LIBOR Borrowings, Continue any LIBOR Borrowings, or to Convert any Base Rate Borrowings to LIBOR Borrowings and Borrowers shall, on the last day(s) of the then-current Interest Period(s) for the outstanding LIBOR Borrowings, either prepay such Borrowings or Convert such Borrowings into Base Rate Borrowings in accordance with the terms of this Agreement.

3.16 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund LIBOR Borrowings hereunder, then such Lender shall promptly notify Administrative Agent and Borrowers thereof and such Lender’s obligation to make or Continue LIBOR Borrowings and to Convert Base Rate Borrowings into LIBOR Borrowings shall be suspended until such time as such Lender may again make, maintain, and fund LIBOR Borrowings (in which case the provisions of Section 3.17 shall be applicable).

3.17 Treatment of Affected Loans. If the obligation of any Lender to make or Continue LIBOR Borrowings or to Convert Base Rate Borrowings into LIBOR Borrowings shall be suspended pursuant to Sections 3.14, 3.15, or 3.16, such Lender’s LIBOR Borrowings shall be automatically Converted into Base Rate Borrowings on the last day(s) of the then current Interest Period(s) for all LIBOR Borrowings (or, in the case of a Conversion required by Section 3.16, on such earlier date as such Lender may specify to Borrowers with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.14, 3.15, or 3.16 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Borrowings have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Borrowings shall be applied instead to its Base Rate Borrowings; and

(b) all Borrowings that would otherwise be made or Continued by such Lender as LIBOR Borrowings shall be made or Continued instead as Base Rate Borrowings, and all Borrowings of such Lender that would otherwise be Converted into LIBOR Borrowings shall be Converted instead into (or shall remain as) Base Rate Borrowings.

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If such Lender gives notice to Borrowers (with a copy to Administrative Agent) that the circumstances specified in Sections 3.14, 3.15, or 3.16 that gave rise to the Conversion of such Lender’s LIBOR Borrowings pursuant to this Section 3.17 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), such Lender’s Base Rate Borrowings shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Borrowings, to the extent necessary so that, after giving effect thereto, all LIBOR Borrowings held by Lenders are held Pro Rata (as to principal amounts, Types, and Interest Periods).

3.18 Compensation. Upon the request of any Lender, Borrowers shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (herein called a “Funding Loss”) incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a LIBOR Borrowing or a Swing Line Loan for any reason (including, without limitation, the acceleration of the Obligation pursuant to Section 11.1) on a date other than the last day of the Interest Period for such Borrowing; or

(b) any failure by Borrowers for any reason (including, without limitation, the failure of any condition precedent specified in Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a LIBOR Borrowing on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant Borrowing Notice.

A Funding Loss shall include, without limitation, an amount equal to (i) the Principal Debt of a LIBOR Borrowing (A) prepaid on a date (the “Prepayment Date”) other than the last day of the applicable Interest Period for such LIBOR Borrowing, (B) Converted on a date (the “Conversion Date”) other than the last day of the applicable Interest Period for such LIBOR Borrowing, or (C) not borrowed, Converted, Continued, or prepaid on the applicable date (the “Notice Abandonment Date”) for Borrowing, Conversion, Continuation, or prepayment of such LIBOR Borrowing specified in the relevant Borrowing Notice, times (ii) the number of days in the period from the Prepayment Date, Conversion Date, or Notice Abandonment Date, as the case may be, through the last day of the Interest Period for the applicable LIBOR Borrowing so prepaid or Converted (or in the case of a failure to borrow, Convert, Continue, or prepay, the Interest Period for such LIBOR Borrowing which would have commenced on the date specified for such Borrowing) (the “Terminated Interest Period”) divided by 360, times (iii) LIBOR for the applicable Interest Period for such LIBOR Borrowing (the “Original Interest Period”) less LIBOR determined as of the Prepayment Date, the Conversion Date, or the Notice Abandonment Date, as the case may be, for the Terminated Interest Period. If LIBOR for the Terminated Interest Period as of the Prepayment Date, the Conversion Date, or the Notice Abandonment Date, as the case may be, is higher than LIBOR for the Original Interest Period, or if the amount determined under the immediately preceding sentence is less than $100, then no Funding Loss shall be payable.

3.19 Taxes.

(a) Taxes Generally. All payments by Borrowers of principal of, and interest on, the Borrowings and all other Obligation shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits and (iv) any taxes arising after the Closing Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender

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becomes a party hereto (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, then Borrowers will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to Administrative Agent an official receipt or other documentation satisfactory to Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) pay to Administrative Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent or such Lender will equal the full amount that Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If Borrowers fail to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, Borrowers shall indemnify Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure, other than any incremental Taxes, interest or penalties that may become payable due to the gross negligence of Administrative Agent or such Lender. For purposes of this Section, a distribution hereunder by Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by Borrowers.

(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to Borrowers and Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to Borrowers and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by Borrowers or Administrative Agent. Borrowers shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or Administrative Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant fails to deliver the above forms or other documentation, then Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Code. If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction

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on the amounts payable to Administrative Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligation and the resignation or replacement of Administrative Agent.

3.20 Fees.

(a) Treatment of Fees. The fees described in this Section 3.20 (i) are not compensation for the use, detention, or forbearance of money, (ii) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (iii) are payable in accordance with Section 3.1(b), (iv) are non-refundable, (v) to the fullest extent permitted by applicable law, bear interest, if not paid when due, at the Default Rate, and (vi) are calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days, unless computation would result in an interest rate in excess of the Maximum Rate in which event the computation is made on the basis of actual days elapsed and a year of 365 or 366 days, as the case may be. The fees described in this Section 3.20 are in all events subject to the provisions of Section 3.8.

(b) Fee Letter. Borrowers shall pay to Administrative Agent, the fees specified in the letter agreement between Administrative Agent and Borrowers, which fees shall be for the account of Administrative Agent and for the account of Lenders as shall be agreed between Administrative Agent and each Lender.

(c) Annual Facility Fees. Borrowers shall pay to Administrative Agent, for the account of each Lender, a facility fee (prorated for partial quarters) equal to the sum of the amounts obtained by multiplying the Commitment of such Lender times a per annum rate equal to one-tenth of one percent (0.10%). Such facility fee shall accrue commencing on the Closing Date, and shall be due and payable on the last day of each March, June, September, and December during the term hereof, commencing on September 30, 2004, and on the Termination Date, based upon the Commitment for such Lender for each day during the quarter ending on such date.

(d) LC Fees. As an inducement for the issuance (including, without limitation, the extension) of each LC, Borrowers agree to pay to Administrative Agent:

(i) For the ratable account of each Lender, on the day the fee is payable, an issuance fee, payable quarterly in arrears on the last day of each March, June, September, and December during the term hereof, commencing on September 30, 2004, equal to the greater of (A) the product of the average face amount of such LC during each applicable quarterly period times the Applicable Margin for LIBOR Borrowings; provided that, for the purposes of this clause (i), the Applicable Margin shall be limited to one percent (1%) per annum for each quarter in which the aggregate LC Exposure during such quarterly period is always less than $12,500,000, and (B) $1,000; and

(ii) For the account of Administrative Agent, payable on the date of issuance, an issuance fee, equal to the product of the average face amount of such LC during each applicable quarterly period times one-eighth of one percent (.125%) per annum. Such fee shall be payable quarterly in arrears on the last day of each March, June, September, and December during the term hereof, commencing on September 30, 2004.

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(e) Extension Fees. Upon the extension of the Maturity Date, as provided in Section 3.21, Borrowers agree to pay Administrative Agent, on or before the original Maturity Date, for the ratable account of Consenting Lenders (as defined in Section 3.21), an extension fee equal to one-fifth of one percent (.20%) of the Total Commitment.

3.21 Extension of Maturity Date. Borrowers may request one-year extensions of the Maturity Date by making such request in writing (an “Extension Request”) to Administrative Agent at least thirty (30) days prior to each July 23rd during the term of this Agreement (except for the July 23rd that is the then-existing Maturity Date). Administrative Agent shall promptly notify each Lender of any such Extension Request (the date Administrative Agent receives such Extension Request being the “Request Date”) and each Lender shall notify Administrative Agent within thirty (30) days after the Request Date whether such Lender consents to such extension; provided that the failure to respond by Administrative Agent or any Lender to an Extension Request shall be deemed to be a denial of such consent by such Person. If Lenders having a Pro Rata Share of at least sixty-six and two-thirds percent (66 2/3%) consent to such extension (such Lenders being “Consenting Lenders” and the Lenders not consenting being “Non-Consenting Lenders”) within thirty (30) days after the Request Date (the date Administrative Agent receives the necessary consents to such extension and receives or is deemed to have received the consent or denial of consent of all Lenders being the “Approval Date”), then the then-existing Maturity Date shall be extended for one (1) year as to the Consenting Lenders so long as (a) no Default or Potential Default exists, (b) Borrowers, on or before ninety (90) days after the Approval Date, either (i) pays to the Non-Consenting Lenders the Principal Debt owing to such Non-Consenting Lenders, together with all accrued unpaid interest thereon, all fees, and any Funding Loss payable under Section 3.18 owing to such Non-Consenting Lenders, in which case the Commitment of each such Non-Consenting Lenders shall be terminated, or (ii) effect one or more assignments from the Non-Consenting Lenders to a new Lender or Lenders pursuant to Section 13.11 who shall also consent to the extension of the then-existing Maturity Date, and (c) Borrowers pay to Administrative Agent, for the account of the Consenting Lenders, the extension fee set forth in Section 3.20(e). Any such assignment to a new Lender or Lenders shall be subject to the payment to the assigning Lender an amount equal to the Principal Debt owing to such assigning Lender as of the effective date of such assignment, together with all accrued unpaid interest thereon, all fees, and any Funding Loss payable under Section 3.18 as a result of such payment to the assigning Lender by the assignee Lender. Administrative Agent agrees to exercise its reasonable best efforts to assist Borrowers in identifying prospective assignees of the Non-Consenting Lenders’ Commitments hereunder; provided, however, that Administrative Agent has no obligation to ensure that any such assignees will agree to purchase assignments from the Non-Consenting Lenders. Any Non-Consenting Lender shall, on the effective date of the termination of such Non-Consenting Lender’s Commitment or the assignment to another Lender described above, cease to be a “Lender” for purposes of this Agreement; provided that Borrowers shall continue to be obligated to such Lender under Section 7.12 with respect to Indemnified Liabilities (as defined in Section 7.12) arising prior to such date. If Borrowers fail to effect assignments from the Non-Consenting Lenders to a new Lender or Lenders within ninety (90) days after the Approval Date, then Borrowers may elect to not extend the then-existing Maturity Date, as provided herein, by giving Administrative Agent written notice thereof within ninety-five (95) days after the Approval Date. In such event, Borrowers shall not be required to pay the extension fee set forth in Section 3.20(e).

3.22 Option to Replace Lenders. If any Lender shall make demand for payment or reimbursement pursuant to Section 3.14(a) or Section 3.14(b) or notifies Borrowers of the occurrence of the circumstances described in Section 3.15(b), then, provided that (a) no Default has occurred and is continuing, and (b) the circumstances resulting in such demand for payment or reimbursement are not applicable to all Lenders, Borrowers may terminate the Commitment of such Lender, in whole but not in

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part, by either (i) (A) giving such Lender and Administrative Agent not less than five (5) Business Days’ written notice thereof, which notice shall be irrevocable and effective only upon receipt thereof by such Lender and Administrative Agent and shall specify the date of such termination, and (B) paying such Lender (and there shall become due and payable) on such date the outstanding Principal Debt of all Borrowings made by such Lender, all interest thereon, and any other Obligation owed to such Lender (including any amounts payable under Section 3.18), if any, or (ii) pursuant to the provisions of Section 13.11, proposing the introduction of a replacement Lender satisfactory to Administrative Agent, or obtaining the agreement of one or more existing Lenders, to assume the entire amount of the Commitment of the Lender whose Commitment is being terminated, on the effective date of such termination. Any such assignment to a replacement Lender or an existing Lender shall be subject to the payment to the assigning Lender an amount equal to the Principal Debt owing to such assigning Lender as of the effective date of such assignment, together with all accrued unpaid interest thereon and any Funding Loss payable under Section 3.18 as a result of such payment to the assigning Lender by the assignee Lender. Upon the satisfaction of all the foregoing conditions, such Lender that is being terminated shall cease to be a “Lender” for purposes of this Agreement, provided that Borrowers shall continue to be obligated to such Lender under Section 7.12 with respect to Indemnified Liabilities (as defined in Section 7.12) arising prior to such termination.

3.23 Defaulting Lenders. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Administrative Agent, then, in addition to the rights and remedies that may be available to Administrative Agent or Borrowers under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Borrowings, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of Administrative Agent or to be taken into account in the calculation of Required Lenders, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrowers may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held by Administrative Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

SECTION 4

BORROWING BASE

4.1 Borrowing Base.

(a) Calculation of Borrowing Base. The “Borrowing Base” shall, as of the last date of each fiscal quarter during the term hereof, be equal to the product of (a) fifty percent (50%), and (b) the

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sum of the following: (i) the Implied Value of each Borrowing Base Property owned by an Obligor and that has been in service for more than twelve (12) months as of such determination date; plus (ii) the Approved Costs of each Borrowing Base Property owned by an Obligor and that has been in service for less than twelve (12) months as of such determination date; provided that the number of Rooms in all Borrowing Base Properties that have been in service for less than twelve (12) months as of such determination date may not constitute more than twenty percent (20%) of the total number of Rooms in all Borrowing Base Properties as of such determination date.

(b) Determination of the Capitalization Rate. Administrative Agent shall notify Borrowers within forty-five (45) days prior to any adjustment to the Capitalization Rate for each state in which a Hotel is located based upon market conditions for comparable properties; provided that the Capitalization Rate may not be increased or decreased at any one time by more than one and one-quarter of one percent (1.25%) annually. In determining the “Capitalization Rate,” Lenders agree to consider the operating performance of each Hotel; provided, however, that Lenders shall not be required to adjust the Capitalization Rate based upon such individual Hotel performance.

4.2 Admission of Qualified Properties into the Borrowing Base.

(a) Request for Admission into Borrowing Base. Borrowers shall provide Administrative Agent (with copies for each of Lenders) with a written request for a Hotel to be admitted into the Borrowing Base. Such request shall be accompanied by information regarding such Hotel, including, without limitation, the following, in each case acceptable to Administrative Agent: (i) a general description of the Hotel’s location, market, and amenities; (ii) a property description; (iii) purchase information (including any contracts of sale and closing statements); (iv) a Phase I environmental assessment and, if requested by Administrative Agent based upon issues identified in the Phase I assessment, additional environmental assessments; (v) copies of title insurance and any surveys; (vi) operating statements; (vii) engineering reports; (viii) evidence of insurance; (ix) copies of all Operating Leases, ground leases, other leases, management agreements, and franchise agreements; (x) a copy of the most-recent appraisal, if available; and (xi) such other information requested by Administrative Agent as shall be necessary in order for Administrative Agent and Required Lenders to determine whether such Hotel is a Qualified Property.

(b) Qualified Properties. In order for a Hotel to be eligible for inclusion in the Borrowing Base (a “Qualified Property”), such Hotel shall have the following characteristics:

(i) such Hotel is one hundred percent (100%) owned by a Borrower and/or a Wholly-Owned Subsidiary of a Borrower having good and indefeasible title to such Hotel, free and clear of all Liens (except for Permitted Liens);

(ii) such Hotel is an existing and operating extended stay, full service, or limited service Hotel located in the United States;

(iii) all Operating Leases shall be substantially in the form previously approved by Administrative Agent or otherwise acceptable to Administrative Agent;

(iv) all Lessees shall be a Wholly-Owned Subsidiary of the Trust; and

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(v) all ground leases, if any, with respect to such Hotel shall be acceptable to Administrative Agent; provided that such ground-leased properties may not comprise more than fifteen percent (15%) of the aggregate Implied Value of all Borrowing Base Properties.

(c) Approval of Required Lenders. Each Hotel shall be subject to Required Lenders’ approval for admission to the Borrowing Base after evaluation of such Hotel’s market area, location, access, and design. Within thirty (30) days of the date on which each Lender has received all of the items required by such Lender to make such determination, such Lender shall notify Administrative Agent in writing whether or not such Lender accepts such Hotel for admission to the Borrowing Base. IF A LENDER FAILS TO GIVE SUCH NOTICE WITHIN SUCH TIME PERIOD, SUCH LENDER SHALL BE DEEMED TO HAVE APPROVED SUCH HOTEL FOR ADMISSION TO THE BORROWING BASE. Administrative Agent shall notify Borrowers of the determination by Required Lenders regarding the proposed Hotel within three (3) Business Days of the later of (i) the date on which the last Lender has notified Administrative Agent of its determination regarding the proposed Hotel or (ii) the date on which the last Lender is deemed to approve such Hotel for admission into the Borrowing Base. IF ADMINISTRATIVE AGENT FAILS TO GIVE SUCH NOTICE WITHIN SUCH TIME PERIOD, SUCH HOTEL SHALL BE DEEMED TO HAVE BEEN APPROVED FOR ADMISSION TO THE BORROWING BASE. Such Hotel shall be admitted into the Borrowing Base upon written approval of Required Lenders (or deemed approval as provided in this paragraph (c)) and upon execution and delivery to Administrative Agent of the documents and items described in this Section 4.2, and such other items or documents as may be appropriate under the circumstances.

(d) Other Requirements Respecting the Borrowing Base. During the term hereof, (i) once five (5) Hotels have been admitted into the Borrowing Base, there shall always be at least five (5) Hotels admitted into the Borrowing Base, and (ii) the principal balance of the Obligation shall not be less than $1.00, in each case unless otherwise consented to by Required Lenders.

(e) Computation of Adjusted Net Operating Income. Borrowers shall deliver to Administrative Agent quarterly computations of Adjusted NOI with the Borrowing Base Report required pursuant to Section 7.1(c). Administrative Agent shall notify Borrowers in writing of any calculation errors or other errors in the calculation of Adjusted NOI required by Administrative Agent pursuant to the definition of Adjusted NOI and corresponding adjustments to the Borrowing Base (if any). If a Hotel is admitted into the Borrowing Base prior to the last day of any fiscal quarter during the term of this Agreement, then Administrative Agent shall notify Borrowers and Lenders in writing of any changes to the Borrowing Base as a result of the admission of such Hotel into the Borrowing Base.

(f) Certain Events With Respect to Borrowing Base Properties. If (i) any Borrowing Base Property is subject to or suffers a Material Environmental Event, (ii) any Borrowing Base Property no longer satisfies the requirements set forth in the definition of “Qualified Property,” (iii) the occurrence of any event or circumstance that could result in the failure of the Lessee under the Operating Lease with respect to such Borrowing Base Property to pay rental payments under such Operating Lease or otherwise materially and adversely affect the operation of such Borrowing Base Property, (iv) any Lessee (A) is not Solvent, (B) fails to pay its Liabilities generally as they become due, (C) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (D) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant (unless, if the proceeding is involuntary, the applicable petition is dismissed within sixty (60) days after its filing), or (v) the franchise or license agreement with respect to any Borrowing Base Property shall be terminated or canceled or shall expire by its terms and is not replaced with an Approved Franchise within ninety (90) days after such termination, cancellation, or expiration, then Required Lenders shall have the right in their

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sole discretion at any time and from time to time to notify Borrowers that, effective upon the giving of such notice, and for so long as such event or condition exists, such Borrowing Base Property shall no longer be considered a Borrowing Base Property for purposes of determining the Borrowing Base. If Administrative Agent delivers a notice with respect to a Borrowing Base Property as set forth in this section, then at such time as such Borrowing Base Property is no longer subject to any of the conditions described above, Borrowers may give Administrative Agent written notice thereof (together with reasonably detailed evidence of the cure of such condition in a manner reasonably acceptable to Administrative Agent) and such Borrowing Base Property shall, effective with the delivery by Borrowers of the next Borrowing Base Report, be considered a Borrowing Base Property for purposes of calculating the Borrowing Base until such time as any of the conditions set forth above apply thereto.

(g) Release of Borrowing Base Properties. Borrowers may request that a Borrowing Base Property that has previously been admitted into the Borrowing Base be removed from the Borrowing Base provided that: (i) Borrowers shall provide Administrative Agent a written request to remove such Borrowing Base Property from the Borrowing Base, (ii) after giving effect to the removal of such Borrowing Base Property from the Borrowing Base, the Borrowing Base is equal to or exceeds the Commitment Usage, and (iii) no Potential Default or Default shall exist prior to or after giving effect to the removal of such Borrowing Base Property from the Borrowing Base.

(h) Closing Date Borrowing Base Properties. As of the Closing Date, the Hotels listed on Schedule 4.2 have been admitted into the Borrowing Base and are Borrowing Base Properties as of the Closing Date.

4.3 Negative Pledge Agreements. Borrowers shall not, and shall not permit any Obligor to, enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Obligor from creating or incurring any Lien on any Borrowing Base Property.

4.4 Borrowing Base Covenants.

(a) Debt Service Coverage. Borrowers shall not permit, as of any date of determination, the ratio of (i) Adjusted NOI for the Borrowing Base Properties in the Borrowing Base as of such date for the twelve (12) month period ending on the date of determination, to (ii) Implied Debt Service, to be less than 2.25 to 1.0.

(b) Total Unsecured Indebtedness. Borrowers shall not permit, as of any date of determination, all Unsecured Indebtedness of the Companies, on a Consolidated Basis, to exceed the Borrowing Base as of such date of determination.

(c) Implied Value of a Property. Borrowers shall not permit, as of any date of determination, the ratio of (i) the Implied Value of any one Borrowing Base Property, to (ii) the sum of (x) total Implied Value of all Qualified Properties that have been in service for more than twelve (12) months as of the determination date plus (y) the Approved Costs of all Qualified Properties that have been in service for less than twelve (12) months as of the determination date, where (x) and (y) above are calculated on a Consolidated Basis, to exceed 0.20 to 1.0.

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4.5 Failure to Comply With Borrowing Base Covenants.

(a) If, as of the last day of any fiscal quarter of Borrowers, Borrowers shall fail to comply with Section 4.4(a), (b), or (c) then Borrowers shall add one (1) or more Borrowing Base Properties to the Borrowing Base in order to comply with Section 4.4(a), (b), or (c).

(b) If, as of the last day of any fiscal quarter of Borrowers, Borrowers shall fail to comply with the covenants set forth in Section 4.4(c), then Borrowers shall remove one (1) or more Borrowing Base Properties from the Borrowing Base in order to comply with Section 4.4(c). If after giving effect to the removal of any Borrowing Base Properties from the Borrowing Base, the Commitment Usage exceeds the Borrowing Base, then Borrowers shall do one or more of the following:

(i) add, pursuant to Section 4.2, one (1) or more additional Borrowing Base Properties that will result in an increase in the Borrowing Base in an amount equal to such excess, as the case may be; or

(ii) prepay the outstanding Principal Debt in an amount equal to the excess of the Commitment Usage over the Borrowing Base; or

(iii) provide collateral satisfactory in all respects to Administrative Agent and Required Lenders to secure the excess of the Commitment Usage over the Borrowing Base.

(c) If after giving effect to any adjustments to the Capitalization Rate pursuant to Section 4.1(b), the Commitment Usage exceeds the Borrowing Base, then Borrowers shall do one or more of the following:

(i) add, pursuant to Section 4.2, one (1) or more additional Borrowing Base Properties that will result in an increase in the Borrowing Base in an amount equal to such excess, as the case may be; or

(ii) prepay the outstanding Principal Debt in an amount equal to the excess of the Commitment Usage over the Borrowing Base; or

(iii) provide collateral satisfactory in all respects to Administrative Agent and Required Lenders to secure the excess of the Commitment Usage over the Borrowing Base.

(d) From the occurrence of any of the events described in Sections 4.5(a), (b), or (c) (a “Non-Compliance Event”) until the earlier of (A) the date that Borrowers remedy such non-compliance, as described above, and (ii) ninety (90) days after the occurrence of such Non-Compliance Event, a Potential Default shall exist. If any such Non-Compliance Event remains unremedied after such ninety (90) day period, then a Default shall exist.

4.6 Subsidiary Guarantors. Pursuant to the Subsidiary Guaranty, each Consolidated Affiliate of the Trust that owns a Borrowing Base Property shall unconditionally guarantee in favor of the Credit Parties the full payment and performance of the Obligation. Administrative Agent shall, within seven (7) Business Days following the written request of Borrowers, release a Subsidiary Guarantor from the Subsidiary Guaranty if such Subsidiary Guarantor no longer owns any Borrowing Base Properties, pursuant to a release of guaranty in the form attached to the Subsidiary Guaranty unless a Potential Default or Default exists or would result from such release.

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SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Borrowing. The obligations of Lenders to make the initial Borrowing and of Administrative Agent to issue the initial LC is subject to satisfaction of the following conditions precedent on or before the Closing Date:

(a) Trust Documents. The Trust shall deliver or cause to be delivered to Administrative Agent the following, each, unless otherwise noted, dated as of the Closing Date:

(i) An Officer’s Certificate of the Trust certifying (A) its Constituent Documents, (B) resolutions of its trustees approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents, certified as of the Closing Date as being in full force and effect without modification or amendment, and (C) signatures and incumbency of its officers executing this Agreement and the other Loan Documents;

(ii) Executed originals of this Agreement, the Notes, and the other Loan Documents to be executed by the Trust; and

(iii) Such other documents as Administrative Agent may reasonably request.

(b) General Partner and Partnership Documents. The Partnership shall deliver or cause to be delivered to Administrative Agent the following, each, unless otherwise noted, dated as of the Closing Date:

(i) Officer’s Certificate of General Partner certifying (A) its Constituent Documents, (B) resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of the Loan Documents to which it is a party, certified as of the Closing Date as being in full force and effect without modification or amendment, (C) signatures and incumbency of its officers executing the Loan Documents to which it is a party, and (D) the Constituent Documents of the Partnership;

(ii) Executed originals of this Agreement, the Notes, and the other Loan Documents to be executed by General Partner and the Partnership; and

(iii) Such other documents as Administrative Agent may reasonably request.

(c) Opinions of Counsel for Borrowers. The Credit Parties and their respective counsel shall have received originally executed copies of a favorable written opinion of counsel for Borrowers, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date, and setting forth substantially the matters in the opinions designated in Exhibit F and as to such other matters as Administrative Agent, acting on behalf of the Credit Parties, may reasonably request.

(d) Fees. Borrowers shall have paid to Administrative Agent, for distribution (as appropriate) to the Credit Parties, the fees payable on the Closing Date referred to in Section 3.20.

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(e) Borrowing Base Report. Borrowers shall have delivered an Borrowing Base Report dated as of March 31, 2004.

(f) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(g) No Material Adverse Change. No Material Adverse Event has occurred since March 31, 2004.

(h) Existing Credit Facility. Administrative Agent shall have received evidence, satisfactory to Administrative Agent, that Borrowers have repaid in full the obligations of Borrowers and terminated the commitments (except as set forth in that certain Letter Agreement dated the date hereof, by and between Borrower and Bank of America, N.A.) under that certain Amended and Restated Credit Agreement dated July 31, 2001, by and among Borrowers, Bank of America, N.A., as administrative agent, and each of the lenders party thereto.

5.2 Conditions to all Borrowings. The obligations of Lenders on each Borrowing Date to make all Borrowings (including the initial Borrowing), Administrative Agent to issue all LCs (including the initial LC), and Swingline Lender to make any Swing Line Loans are subject to the following conditions precedent:

(a) Borrowing Request; LC Request. Administrative Agent shall have received, (i) in the case of a Borrowing, in accordance with the provisions of Section 2.2, an originally executed Borrowing Request, and (b) in the case of an LC, in accordance with Section 2.3, an LC Request.

(b) Representations and Warranties; Performance of Agreements. The representations and warranties in Loan Documents are true, correct, and complete in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions expressly contemplated or permitted by this Agreement).

(c) No Default. No Potential Default, Default, Non-Compliance Event, or Material Adverse Event exits or would be caused by the making of such Borrowing.

(d) No Injunction or Restraining Order. No order, judgment, or decree of any Governmental Authority shall purport to enjoin or restrain any Lender from making the Borrowing to be made by it.

(e) No Violation. The making of the Borrowing shall not violate any Governmental Requirement, including, without limitation, Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System.

5.3 Conditions Generally. Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Lenders may fund any Borrowing and Administrative Agent may issue any LC without all conditions being satisfied, but, to the extent permitted by Governmental Requirements, such funding shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Lenders specifically waive each item in writing.

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SECTION 6

REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to the Credit Parties as follows:

6.1 Purpose of Credit Facility. Borrowers shall use proceeds of the Borrowings made and any LCs issued hereunder to acquire Qualified Properties, for construction, development, redevelopment, land acquisition, renovation, and rehabilitation costs relating to Qualified Properties, and for general corporate purposes (including working capital purposes) of the Companies. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Borrowing or any LC shall be used, directly or indirectly, for a purpose that violates any Governmental Requirement, including the provisions of Regulation U.

6.2 Existence, Good Standing, Authority and Compliance. Each Company is duly formed, validly existing and in good standing under the Governmental Requirements of the jurisdiction in which it is incorporated or formed as identified on Schedule 6.2 (as supplemented from time to time). Each Company (a) is duly qualified to transact business and is in good standing as a foreign trust, corporation, partnership, limited liability company, or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing, which jurisdictions are identified on Schedule 6.2 (as supplemented from time to time to reflect changes as a result of transactions permitted by the Loan Documents), (b) possesses all requisite authority, permits, and power to conduct its business as is now being, or is contemplated by this Agreement to be, conducted, and (c) is in compliance with all applicable Governmental Requirements except where any such non-compliance does not result in a Material Adverse Event.

6.3 Affiliates. Borrowers have no Consolidated Affiliates or Unconsolidated Affiliates except as disclosed on Schedule 6.2 (as supplemented from time to time to reflect changes as a result of transactions permitted by the Loan Documents).

6.4 Authorization and Contravention. The execution and delivery by each Obligor of each Loan Document or related document to which it is a party, and the performance by it of its obligations thereunder, (a) are within its trust, corporate, limited liability company, or partnership power, (b) have been duly authorized by all necessary trust, corporate, limited liability company, or partnership action of such Person, (c) require no action by or filing with any Governmental Authority, (d) do not violate any provision of its Constituent Documents, (e) do not violate any provision of any Governmental Requirement or order of any Governmental Authority applicable to it, (f) do not violate any material agreements to which it is a party, or (g) do not result in the creation or imposition of any Lien on any asset of any Company, other than pursuant to the Loan Documents.

6.5 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Document to which it is a party shall constitute a legal and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

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6.6 Financial Statements; Fiscal Year. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal audit adjustments). All material liabilities of the Companies as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents or disclosed in the Current Financials, no subsequent material adverse changes have occurred in the consolidated financial condition of the Companies from that shown in the Current Financials. The fiscal year of each Company ends on December 31.

6.7 Litigation. Except as disclosed on Schedule 6.7, no Company is subject to, nor is any Responsible Officer of any Company aware of the threat of, any Litigation that, if adversely determined, could result in a Material Adverse Event. No outstanding and unpaid final and non-appealable judgments against any Company exist which could result in a Material Adverse Event.

6.8 Taxes.

(a) All Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, and all Taxes imposed upon each Company that are due and payable have been paid before delinquency or are being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided.

(b) The members of the “affiliated group” (as defined in the Code) of which any Company is a member have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them (except for taxes being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise acceptable to Administrative Agent have been provided). The charges, accruals, and reserves on the books of the Companies in respect of taxes or other governmental charges are, in the opinion of the Companies, adequate.

(c) The Trust qualifies as a REIT.

6.9 Environmental Matters. Except as disclosed on Schedule 6.9, (a) to the best of each Borrower’s knowledge, no environmental condition or circumstance exists that materially and adversely affects any Company’s Properties or operations, (b) no Company has received any report of any Company’s violation of any Environmental Law that has not been remedied, (c) no Company knows that any Company is under any obligation to remedy any violation of any Environmental Law, or (d) no facility of any Company is or has been used for storage, treatment, or disposal of any Hazardous Substance, except for the storage and use of Hazardous Materials that are customarily stored and used by the owners and operators of Hotels in the ordinary course of business that are used and stored in commercially reasonable quantities and in compliance with applicable Environmental Laws. Each Company has taken prudent steps to determine that its Properties and operations do not violate any Environmental Law.

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6.10 Employee Plans. Except where occurrence or existence could not result in a Material Adverse Event, to the best of each Borrower’s knowledge, (a) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), (b) no Company has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (c) no Company has withdrawn in whole or in part from participation in a Multi-employer Plan, (d) no Company has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), and (e) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

6.11 Properties; Liens. To the best of each Borrower’s knowledge, each Company has good and marketable title to all of its Properties reflected in the Current Financials (except for any Property that is obsolete or that has been disposed of in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by Section 8.7 or Section 8.8). Except for Permitted Liens, no Lien exists on any Borrowing Base Property, and the execution, delivery, performance, or observance of the Loan Documents shall not require or result in the creation of any Lien on any Borrowing Base Property.

6.12 Locations. Each Company’s chief executive office is located at the address set forth on Schedule 6.2 (as supplemented from time to time). Each Company’s books and records are located at its chief executive office.

6.13 Government Regulations. No Company is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

6.14 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time if the disclosures are approved by Administrative Agent), no Company is a party to a material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

6.15 Insurance. Each Company maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

6.16 Labor Matters. No actual or, to the knowledge of any Responsible Officer of any Company, threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company exist. All payments due from any Company for employee health and welfare insurance have been paid or accrued as a liability on its books.

6.17 Solvency. On each Borrowing Date, each Company is, and after giving effect to the requested Borrowing will be, Solvent.

6.18 Full Disclosure. Each material fact or condition relating to the financial condition or business of the Companies which could result in a Material Adverse Event has been disclosed to Administrative Agent. All information previously furnished, furnished on the date of this Agreement, and furnished in the future, by any Company to Administrative Agent in connection with the Loan Documents (a) was, is, and will be, true and accurate in all material respects or based on good faith estimates on the date the information is stated or certified, and (b) did not, does not, and will not, fail to state any material fact the existence of which or the omission of which could result in a Material Adverse Event

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6.19 Exemption from ERISA; Plan Assets. The Trust is a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(e) (or any successor regulation) and the assets of the Companies would not be deemed “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation) of any Employee Plan or Multi-employer Plan.

6.20 Tax Shelter Regulations.

No Borrower, nor any other Company nor any subsidiary of any of the foregoing intends to treat the Revolving Loan, the Swingline Loan, or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If any Borrower, or any other party to any Loan Document determines to take any action inconsistent with such intention, Borrowers will promptly notify Administrative Agent and each Lender thereof. If Borrowers so notify the Administrative Agent and each Lender, Borrowers acknowledge that each Lender may treat its Revolving Loan and the Swingline Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lenders will maintain the lists and other records, including the identity of the applicable party to the Revolving Loan and the Swingline Loan as required by such Treasury Regulation.

SECTION 7

AFFIRMATIVE COVENANTS

So long as Lenders are committed to fund any Borrowings or fund or issue any LCs under this Agreement and until the Obligation is paid in full, Borrowers covenant and agree as follows:

7.1 Items to be Furnished. Borrowers shall cause the following to be furnished to Administrative Agent (with sufficient copies for each Lender):

(a) Annual Financial Statements. Promptly after preparation, and no later than ninety (90) days after the last day of each fiscal year of the Companies, consolidated Financial Statements of the Companies showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, accompanied by: (A) the unqualified opinion of an accounting firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements of the Companies were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies; (B) a Compliance Certificate; and (c) a copy of the Form 10-K filed with the Securities and Exchange Commission for such fiscal year.

(b) Periodic Financial Statements. Promptly after preparation, and no later than forty-five (45) days after the last day of each fiscal quarter of the Companies: (i) unaudited Financial Statements of the Companies showing the consolidated financial condition and results of operations of the Companies for the fiscal quarter and for the period from the beginning of the current fiscal year to the last day of the fiscal quarter; (ii) a Compliance Certificate; and (iii) a copy of the Form 10-Q filed with the Securities and Exchange Commission for such fiscal quarter.

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(c) Borrowing Base Report. Promptly after the preparation, and no later than forty-five (45) days after the last day of each fiscal quarter of Borrowers, a Borrowing Base Report.

(d) Other Reports.

(i) Promptly upon its becoming available, and no later than fifteen (15) days after the filing or receipt thereof, each registration statement or prospectus filed by any Borrower with, or any notification received by any Borrower in connection therewith from, any securities exchange or the Securities and Exchange Commission, or any successor agency thereof.

(ii) Promptly upon its becoming available, each report filed by any Borrower with any securities exchange or the Securities and Exchange Commission, or any successor agency thereof, not otherwise required above; provided, however that the failure to provide any such report shall not result in a Potential Default or Default.

(iii) Promptly, and no later than fifteen (15) days after the mailing or delivery thereof, copies of all material reports or other information from any Borrower to holders of its Stock.

(e) Borrowing Base Property and other Property Information.

(i) Promptly after the preparation thereof, and no later than forty-five (45) days after the last day of each fiscal quarter, operating statements containing a summary detailing the revenues, expenses, net income, average daily rate, occupancy, and revenue per available Room for each of the Hotels owned by the Companies as of and, if applicable, for the period then ended and for the corresponding period in the prior fiscal year.

(ii) Promptly after preparation, and no later than ninety (90) days after the last day of each fiscal year, cash flow forecasts for the Companies for the next fiscal year.

(f) Notices. Notice, promptly after a Responsible Officer of any Borrower knows of (i) the existence and status of any Litigation that, if determined adversely to any Company, could result in a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document which could result in a Material Adverse Event, (iii) the receipt by any Company of notice of any violation or alleged violation of ERISA or any Environmental Law, or (iv) a Default or Potential Default, specifying the nature thereof and what action Borrowers have taken, are taking, or propose to take.

(g) Change in Control. Promptly upon any Change in Control, notice of such event together with a description of the transaction giving rise thereto.

(h) Ratings. Promptly upon the receipt of notice thereof, and in any event within five (5) Business Days after any change in the Moody’s Rating, the S & P Rating, or any other applicable rating notice of such change.

(i) Other Information. Promptly upon reasonable request by Administrative Agent, information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets, and liabilities of the Companies (including, without limitation, cash flow information, asset business plans, market information, and tax returns) and opinions, certifications, and documents in addition to those mentioned in this Agreement.

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7.2 Use of Proceeds. Borrowers shall use the proceeds of Borrowings only for the purposes represented in this Agreement.

7.3 Books and Records. Borrowers shall, and shall cause each Company to, maintain books, records, and accounts necessary to prepare all Financial Statements in accordance with GAAP.

7.4 Inspections. Upon reasonable notice and during normal business hours, Borrowers shall, and shall cause each Company to, allow Administrative Agent (or its Representatives) to inspect any of their respective properties (subject to the inspection rights in any tenant leases and applicable laws), to review reports, files, and other records and to make and take away copies with Borrowers’ permission, such permission not to be unreasonably withheld), and to discuss in the presence of a Borrower or such other Company any of its affairs, conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours.

7.5 Taxes. Borrowers shall, and shall cause each Company to, promptly pay prior to delinquency any and all Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien have been, and continue to be, stayed.

7.6 Payment of Obligation. Borrowers shall, and shall cause each Company to, promptly pay (or renew and extend) all of their respective obligations as they become due (unless any such obligations are being contested in good faith by appropriate proceedings and against which reserves or other provisions required by GAAP have been made).

7.7 Expenses. Borrowers shall promptly pay following demand (a) all costs, fees, and expenses paid or incurred by Administrative Agent in connection with the arrangement, syndication, and negotiation of the loan evidenced by this Agreement and the other Loan Documents and the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent (including in each case the reasonable fees and expenses of Administrative Agent’s counsel), and (b) all reasonable costs, fees, and expenses of Administrative Agent and, after a Default, Lenders incurred by Administrative Agent or, after a Default, any Lender in connection with the enforcement of the obligations of Borrowers arising under the Loan Documents or the exercise of any Rights arising under the Loan Documents (including reasonable attorneys’ fees, expenses, and costs paid or incurred in connection with any workout or restructure and any action taken in connection with any Debtor Relief Laws), all of which shall be a part of the Obligation and shall bear interest, if not paid within five (5) days following demand, at the Default Rate until repaid. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section shall survive the payment in full of the Total Principal Debt and all other amounts payable under this Agreement.

7.8 Maintenance of Existence, Assets, and Business. Each Company shall (a) maintain its trust, partnership, limited liability company, or corporate existence in good standing in its state of organization or formation, and (b) maintain (i) its authority to transact business in good standing in all other states where such good standing is necessary or desirable in the normal conduct of its business, (ii) all licenses, permits, franchises, and Governmental Requirements necessary for its business, and (iii) all of its material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

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7.9 Insurance. Borrowers shall, and shall cause each Company to, maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance reasonably acceptable to Administrative Agent concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses; including, but not limited to, replacement-cost fire and extended coverage, public liability, property damage, workmen’s compensation, and flood (as required by applicable law). At Administrative Agent’s request, Borrowers shall, and shall cause each Company to, deliver to Administrative Agent evidence of insurance for each policy of insurance and evidence of payment of all premiums.

7.10 Preservation and Protection of Rights. Borrowers shall, and shall cause each other Company to, perform the acts and duly authorize, execute, acknowledge, deliver, file, and record any additional writings as Administrative Agent may reasonably deem necessary or appropriate to preserve and protect the Rights of the Credit Parties under any Loan Document.

7.11 Environmental Laws. Borrowers shall, and shall cause each Company to, (a) operate and manage its businesses and otherwise conduct its affairs in compliance with all Environmental Laws except where any such non-compliance does not result in a Material Adverse Event, (b) within ten (10) Business Days of receipt thereof, deliver to Administrative Agent a copy of any written notice received from any Governmental Authority alleging that any Company is not in compliance with any Environmental Law, and (c) within ten (10) Business Days of receipt thereof, promptly deliver to Administrative Agent a copy of any written notice received from any Governmental Authority alleging that any Company has any potential environmental Liability.

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7.12 INDEMNIFICATION.

(a) AS USED IN THIS SECTION: (i) “INDEMNITOR” MEANS BORROWERS; (ii) “INDEMNITEE” MEANS EACH CREDIT PARTY, EACH PRESENT AND FUTURE AFFILIATE OF EACH CREDIT PARTY, EACH PRESENT AND FUTURE REPRESENTATIVE OF EACH CREDIT PARTY OR ANY OF SUCH AFFILIATES, AND EACH PRESENT AND FUTURE SUCCESSOR AND ASSIGN OF EACH CREDIT PARTY OR ANY OF SUCH AFFILIATES OR REPRESENTATIVES; AND (iii) “INDEMNIFIED LIABILITIES” MEANS ALL PRESENT AND FUTURE, KNOWN AND UNKNOWN, FIXED AND CONTINGENT, ADMINISTRATIVE, INVESTIGATIVE, JUDICIAL, AND OTHER CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, INVESTIGATIONS, SUITS, PROCEEDINGS, AMOUNTS PAID IN SETTLEMENT, DAMAGES, JUDGMENTS, PENALTIES, COURT COSTS, LIABILITIES, AND OBLIGATIONS — AND ALL PRESENT AND FUTURE COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND EXPENSES WHETHER OR NOT SUIT OR OTHER PROCEEDING EXISTS OR ANY INDEMNITEE IS PARTY TO ANY SUIT OR OTHER PROCEEDING) IN ANY WAY RELATED TO ANY OF THE FOREGOING — THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE AND IN ANY WAY RELATING TO OR ARISING OUT OF ANY (A) LOAN DOCUMENT, TRANSACTION CONTEMPLATED BY ANY LOAN DOCUMENT, OR ANY PROPERTY, (B) ENVIRONMENTAL LIABILITY IN ANY WAY RELATED TO ANY COMPANY, ANY PROPERTY, OR ANY ACT, OMISSION, STATUS, OWNERSHIP, OR OTHER RELATIONSHIP, CONDITION, OR CIRCUMSTANCE CONTEMPLATED BY, CREATED UNDER, OR ARISING PURSUANT TO OR IN CONNECTION WITH ANY LOAN DOCUMENT, OR (C) ANY INDEMNITEE’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

(b) EACH INDEMNITOR SHALL JOINTLY AND SEVERALLY IDEMNIFY EACH INDEMNITEE FROM AND AGAINST, PROTECT AND DEFEND EACH INDEMNITEE FROM AND AGAINST, HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST, AND ON DEMAND PAY OR REIMBURSE EACH INDEMNITEE FOR, ALL INDEMNIFIED LIABILITIES.

(c) THE FOREGOING PROVISIONS (i) ARE NOT LIMITED IN AMOUNT EVEN IF THAT AMOUNT EXCEEDS THE OBLIGATION, (ii) INCLUDE, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER COSTS AND EXPENSES OF LITIGATION OR PREPARING FOR LITIGATION AND DAMAGES OR INJURY TO PERSONS, PROPERTY, OR NATURAL RESOURCES ARISING UNDER ANY STATUTORY OR COMMON LAW, PUNITIVE DAMAGES, FINES, AND OTHER PENALTIES, AND (iii) ARE NOT AFFECTED BY THE SOURCE OR ORIGIN OF ANY HAZARDOUS SUBSTANCE, AND (iv) ARE NOT AFFECTED BY ANY INDEMNITEE’S INVESTIGATION, ACTUAL OR CONSTRUCTIVE KNOWLEDGE, COURSE OF DEALING, OR WAIVER.

(d) NO INDEMNITEE IS ENTITLED TO BE INDEMNIFIED UNDER THE LOAN DOCUMENTS FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

(e) THE PROVISIONS OF AND INDEMNIFICATION AND OTHER UNDERTAKINGS UNDER THIS SECTION SURVIVE THE SATISFACTION OF THE OBLIGATION AND THE TERMINATION OF THE LOAN DOCUMENTS.

7.13 REIT Status. At all times, the Trust (including its organization and method of operations and those of its Consolidated Affiliates) shall qualify as a REIT.

7.14 ERISA Exemptions. At all times, the Trust shall qualify as a “real estate operating company” under the 29 C.F.R. § 2510.3-101(e) (or any successor regulation) or other appropriate exemption such that its assets shall not be deemed “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation) of any Employee Plan or Multi-employer Plan.

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7.15 Listed Company. The common Stock of the Trust shall at all times be listed for trading and be traded on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Stock Market.

7.16 Properties.

(a) Borrowers shall cause all of the Companies’ Properties to be operated, maintained, and managed at all times in a professional manner (including all marketing, advertising, and promotional programs). Borrowers shall keep in effect (or cause to be kept in effect) at all times all permits and contractual arrangements as may be necessary to meet the standards of operation described in the foregoing sentence.

(b) Borrowers shall cause construction, renovation, and rehabilitation work with respect to all of the Companies’ Properties to be performed in a good and workmanlike manner substantially in accordance with all Governmental Requirements and restrictions affecting such Properties.

7.17 Subsidiary Guarantors.

After the date hereof should any Consolidated Affiliate be required to execute a Subsidiary Guaranty pursuant to the provisions of Section 4.6, Borrowers shall, and shall cause each such Consolidated Affiliate to, deliver Constituent Documents for such Consolidated Affiliate and such opinions as Administrative Agent shall require, in form substantially similar to Exhibit F, and shall cause such Consolidated Affiliate to execute a Subsidiary Guaranty in favor of Lenders.

SECTION 8

NEGATIVE COVENANTS

So long as Lenders are committed to fund any Borrowings or fund or issue any LCs under this Agreement and until the Obligation is paid in full, Borrowers covenant and agree as follows:

8.1 Payment of Obligation. Borrowers shall not, and shall not permit any Company to, voluntarily prepay principal of, or interest on, any Liabilities other than the Obligation, if a Default has occurred and is continuing at the time of such voluntary prepayment.

8.2 Employee Plans. Borrowers shall not, and shall not permit any Company to, permit any of the events or circumstances described in Section 6.10 to exist or occur.

8.3 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time to reflect changes as a result of transactions permitted by this Agreement or approved by Required Lenders), Borrowers shall not, and shall not permit any Company to, (i) enter into any material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate, or (ii) make any loans or advances to any employees, directors or officers which would exceed in the aggregate $10,000,000 outstanding at any time.

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8.4 Compliance with Governmental Requirements and Documents. Borrowers shall not, and shall not permit any Company to, (a) violate the provisions of any Governmental Requirements applicable to it or of any material agreement to which it is a party, (b) violate the provisions of its Constituent Documents, or (c) repeal, replace, or amend any provision of its Constituent Documents, in each case where any of the foregoing could result in a Material Adverse Event.

8.5 Loans, Advances, and Investments. Borrowers shall not permit the Companies to have or make any investments in:

(a) (i) The Stock of Persons (including corporations, partnerships, joint ventures, and similar entities) that are (A) Unconsolidated Affiliates accounted for on an equity basis (determined in accordance with GAAP), or (B) Consolidated Affiliates that are not Wholly-Owned Subsidiaries of the Trust, and (ii) loans to any Unconsolidated Affiliates or Consolidated Affiliates that are not Wholly-Owned Subsidiaries, exceeding in the aggregate fifteen percent (15%) of the sum of (x) total Implied Value of all Hotels owned by the Companies and that have been in service for more than twelve (12) months as of the determination date plus (y) the Approved Costs of all Hotels owned by the Companies and that have been in service for less than twelve (12) months as of the determination date, where (x) and (y) above are calculated on a Consolidated Basis; or

(b) Construction and development (as measured by Budgeted Construction and Development to completion) of Properties exceeding in the aggregate fifteen percent (15%) of the sum of (x) total Implied Value of all Hotels owned by the Companies and that have been in service for more than twelve (12) months as of the determination date plus (y) the Approved Costs of all Hotels owned by the Companies and that have been in service for less than twelve (12) months as of the determination date, where (x) and (y) above are calculated on a Consolidated Basis; or

(c) Mortgage investments to non-Affiliated entities (and specifically excluding mortgage loans to non-Wholly Owned Subsidiaries that are Consolidated Affiliates or Unconsolidated Affiliates), capital stock in non-affiliated entities (entities other than Unconsolidated Affiliates or Consolidated Affiliates that are not Wholly-Owned Subsidiaries), and Properties consisting of raw land, non-income producing Properties, and other Properties that are not Hotels, exceeding in the aggregate fifteen percent (15%) of the sum of (x) total Implied Value of all Hotels owned by the Companies and that have been in service for more than twelve (12) months as of the determination date plus (y) the Approved Costs of all Hotels owned by the Companies and that have been in service for less than twelve (12) months as of the determination date, where (x) and (y) above are calculated on a Consolidated Basis; or

(d) The investments described in (a) through (d) above exceeding in the aggregate thirty percent (30%) of the sum of (x) total Implied Value of all Hotels owned by the Companies and that have been in service for more than twelve (12) months as of the determination date plus (y) the Approved Costs of all Hotels owned by the Companies and that have been in service for less than twelve (12) months as of the determination date, where (x) and (y) above are calculated on a Consolidated Basis.

Investments that may be classified in more than one of the categories listed above will be classified as approved by Administrative Agent so as to avoid double-counting for the purposes of calculating Paragraph (d) above.

8.6 Dividends and Distributions. Borrowers shall not, and shall not permit any Company to, declare, make or pay any Distribution other than Permitted Distributions. Borrowers shall not, and

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shall not permit any Company to, enter into or permit to exist any arrangement or agreement (other than this Agreement and the terms of any cumulative preferred stock of the Trust) that prohibits it from paying Distributions to the holders of its Stock; provided, however that, upon the occurrence and continuation of a Potential Default or Default under (a) Sections 10.2 or 10.4 through 10.12, Permitted Distributions shall only include Distributions required to be paid in order for the Trust to remain qualified as a REIT or (b) Section 10.1 or 10.3, no Distributions will be permitted.

8.7 Sale of Assets. Borrowers shall not, and shall not permit any Company to, sell, assign, lease, transfer, or otherwise dispose of all or substantially all of the assets of the Companies on a Consolidated Basis.

8.8 Mergers and Dissolutions. No Borrower nor any Subsidiary Guarantor shall merge or consolidate with any other Person or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

8.9 Assignment. Borrowers shall not, and shall not permit any Company to, assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents.

8.10 Fiscal Year and Accounting Methods. Borrowers shall not, and shall not permit any Company to, change its fiscal year or its method of accounting (other than changes required or allowed by GAAP).

8.11 New Businesses. Borrowers shall not, and shall not permit any Company to, engage in any type of business except the types of businesses in which they are presently engaged and any other reasonably related business.

8.12 Government Regulations. Borrowers shall not, and shall not permit any Company to, conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

8.13 Subsidiary Guarantors. No Subsidiary Guarantor shall: (a) create, incur, assume, guarantee, or suffer to exist any Liabilities, other than (i) the Obligation, (ii) trade payables created in the ordinary course of business, (iii) endorsements of negotiable instruments in the ordinary course of business, (iv) contingent Liabilities covered by reserves or insurance, and (v) equipment leases incurred in the ordinary course of business; or (b) create, incur, or suffer or permit to be created or incur or exist any Lien upon any of its assets, except Permitted Liens.

SECTION 9

FINANCIAL COVENANTS

So long as Lenders are committed to fund Borrowings or fund or issue any LCs under this Agreement and until the Obligation is paid and performed in full, Borrowers covenant and agree that Borrowers shall not directly or indirectly permit:

9.1 Interest Coverage Ratio. As of the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA, to (b) Interest Expense, in each case for the Companies on a Consolidated Basis and for the twelve (12) month period ending on the date of determination, to be less than 2.75 to 1.0.

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9.2 Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, the ratio of (a) EBITDA, to (b) Fixed Charges, in each case for the Companies on a Consolidated Basis and for the twelve (12) month period ending on the date of determination, to be less than 1.50 to 1.0.

9.3 Total Indebtedness to Implied Value. As of the last day of any fiscal quarter, the Total Indebtedness to Implied Value Ratio to exceed 0.50 to 1.0.

9.4 Minimum Tangible Net Worth. As of the last day of any fiscal quarter, Tangible Net Worth to be less than the sum of (a) $382,455,200, and (b) eighty-five percent (85%) of the amount of Net Proceeds of any Equity Issuances subsequent to the Closing Date, minus the amount of such Net Proceeds used for any Redemption.

9.5 Secured Recourse Debt. As of the last day of any fiscal quarter, Secured Recourse Debt of (i) Borrowers, (ii) Subsidiary Guarantors, and (ii) any other Person agreed to by Borrowers and Lenders who from time to time guarantees all or any part of the Obligation (in each case, to the extent the holder of such Secured Recourse Debt has recourse against such Person for repayment), to exceed, in the aggregate, ten percent (10%) of the sum of (x) total Implied Value of all Hotels owned by the Companies and that have been in service for more than twelve (12) months as of the determination date plus (y) the Approved Costs of all Hotels owned by the Companies and that have been in service for less than twelve (12) months as of the determination date, where (x) and (y) above are calculated on a Consolidated Basis.

SECTION 10

DEFAULT

The term “Default” means the occurrence of any one or more of the following events:

10.1 Payment of Obligation. The failure of any Obligor to pay (a) any part of the Obligation (other than the Principal Debt or other principal of the Obligation on the Termination Date) within three (3) days after such payment became due, or (b) any Principal Debt or other principal of the Obligation on the Termination Date.

10.2 Covenants. The failure of any Obligor to punctually and properly perform, observe, and comply with:

(a) any covenant or agreement contained in Section 4; or

(b) any covenant or agreement contained in Section 7.1, and such failure shall continue for ten (10) days after Borrowers receive notice from Administrative Agent of such failure; or

(c) any covenant or agreement contained in Section 9 and such failure shall continue for thirty (30) days after such failure occurred; or

(d) any other covenant or agreement contained in any Loan Document (other than the covenants to pay the principal of and interest on the Obligation and the covenants in (a), (b), or (c) preceding) and if such failure is susceptible to being cured within the appropriate time, then such failure shall continue for thirty (30) days after the earlier to occur of the date (i) any Responsible Officer of any Borrower knows of, or (ii) Borrowers receive notice from Administrative Agent of, such failure.

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10.3 Debtor Relief. Any Company (a) is not Solvent, (b) fails to pay its Liabilities generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of any Credit Party granted in the Loan Documents (unless, if the proceeding is involuntary, the applicable petition is dismissed within sixty (60) days after its filing).

10.4 Judgments and Attachments. Any Company fails, within sixty (60) days after entry, to pay, bond, or otherwise discharge any judgment or order for the payment of money (which is not adequately covered by insurance in which the insurance carrier has not declined coverage) in excess of $5,000,000 (individually or collectively) or any warrant of attachment, sequestration or similar proceeding against any Company’s assets having a value (individually or collectively) of $5,000,000 which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

10.5 Government Action.

(a) A final non-appealable order is issued by any Governmental Authority (including the United States Justice Department) requiring any Company to divest all or a substantial portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation, or similar Governmental Requirements, or

(b) any Governmental Authority seizes or otherwise appropriates, or takes custody or control of, all or any substantial portion of the assets of any Company, other than through condemnation proceeding.

10.6 Misrepresentation. Any material representation or warranty made by any Company contained in any Loan Document at any time proves to have been incorrect in any material respect when made.

10.7 Default Under Other Agreements.

(a) Any Company shall fail to make any payment in respect of any Indebtedness in excess of $15,000,000 (individual or in the aggregate) when due or within any applicable grace period, if any; or

(b) A default shall occur in respect of any credit agreement, note, mortgage, indenture, or other agreement or document evidencing, securing, or otherwise relating to any Indebtedness in excess of $15,000,000 (individual or in the aggregate) (other than a failure to make any payment when due in respect of any such Indebtedness) and such default shall continue for more than the period of grace, if any, specified therein or otherwise granted by the lender thereof.

10.8 Validity and Enforceability of Loan Documents. Any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by any Company, or any Company denies that it has any further liability or obligations under any Loan Document to which it is a party.

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10.9 Management Changes. Jeffrey Fisher shall cease to be active in the management of the Trust and no replacement acceptable to Administrative Agent, in its reasonable discretion, shall have been appointed within ninety (90) days of the date Jeffrey Fisher ceased to be active in the management of the Trust.

10.10 Change in Control. A Change in Control shall occur.

10.11 Plan Assets. The assets of any Company at any time constitute assets, within the meaning of ERISA, the Code, and the respective regulations promulgated thereunder, of any Employee Plan or Multi-employer Plan.

10.12 Default Under Operating Leases. The failure of any Company to punctually and properly perform, observe, and comply with any material covenant or agreement contained in any Operating Lease having annual lease payments of $10,000,000 or more (individually or in the aggregate) and such default shall continue for more than any applicable grace period, if any.

10.13 ERISA.

An ERISA Event occurs with respect to an Employee Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Employee Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of the $1,000,000.

SECTION 11

RIGHTS AND REMEDIES

11.1 Remedies Upon Default.

(a) Debtor Relief. If a Default (i) occurs under Section 10.3(c) or (d) (and in the case of (d), such Default shall not have been remedied during any period of grace contained therein), or (ii) occurs and is continuing under Section 10.3(a) or (b), the commitment to extend credit under this Agreement automatically terminates, and the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

(b) Other Defaults. If a Default occurs and is continuing, subject to the terms of Section 13.9(b), then Administrative Agent may, and upon the request of the Required Lenders shall, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 11.1(a), then declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) terminate the commitments of Lenders to extend credit under this Agreement; (iii) reduce any claim to judgment; and (iv) exercise any and all other legal or equitable Rights afforded by the Loan Documents or any Governmental Requirements of any applicable jurisdiction.

11.2 Waivers. To the extent permitted by applicable law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of

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protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

11.3 Performance by Administrative Agent. If any covenant, duty, or agreement of Borrowers is not performed in accordance with the terms of the Loan Documents, Administrative Agent may, while a Default exists, at its option, perform, or attempt to perform, that covenant, duty, or agreement on behalf of Borrowers (and any amount expended by Administrative Agent in its performance or attempted performance is payable to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent’s expenditure until paid). However, neither Administrative Agent nor any Lender assumes or shall have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of Borrowers.

11.4 Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Administrative Agent or any Lender the Right to exercise control over the assets (including real Property), affairs, or management of any Company.

11.5 Course of Dealing. The acceptance by Administrative Agent or any Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by any Credit Party of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by any Credit Party in exercising any Right under the Loan Documents will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

11.6 Cumulative Rights. All Rights available to the Credit Parties under the Loan Documents are cumulative of and in addition to all other Rights granted to the Credit Parties at law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

11.7 Application of Proceeds. Any and all proceeds ever received by any Credit Party from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.11.

11.8 Certain Proceedings. Borrowers shall promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, and all other documents and papers Administrative Agent reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because Borrowers agree that Administrative Agent’s and Lenders’ remedies at law for failure of Borrowers to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrowers agree that the covenants of this Section 11.8 may be specifically enforced.

11.9 Rescission of Acceleration by Required Lenders. If at any time after acceleration of the maturity of the Revolving Loans, the Swingline Loans, and the other Obligation, Borrowers shall pay

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all arrearages of interest and all payments on account of principal of the Obligation which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by applicable law, on overdue interest, at the rates specified in this Agreement) and all Potential Defaults and Defaults (other than nonpayment of principal of and accrued interest on the Obligation due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Required Lenders, then by written notice to Borrowers, the Required Lenders may elect, in the sole discretion of such Required Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Required Lenders, and are not intended to benefit Borrowers and do not give Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

SECTION 12

ADMINISTRATIVE AGENT

12.1 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably appoints and authorizes Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem Administrative Agent a trustee or fiduciary for any Lender or to impose on Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to Administrative Agent by Borrowers, any Obligor or any other Affiliate of Borrowers, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligation), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligation; provided, however, that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law. Not in limitation of the foregoing, Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence

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of a Default or a Potential Default unless the Required Lenders have directed Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.

(b) Administrative Agent shall act on behalf of Lenders with respect to any LCs issued by it and the documents associated therewith; provided, however, that Administrative Agent, as issuer of LCs, shall have all of the benefits and immunities (i) provided to Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by Administrative Agent in connection with LCs issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the LC, and (ii) as additionally provided herein with respect to Administrative Agent.

12.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

12.3 Reliance by Administrative Agent. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, Administrative Agent: may consult with legal counsel (including its own counsel or counsel for Borrowers or any other Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by Borrowers, any other Obligor or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrowers or other Persons or inspect the property, books or records of Borrowers or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

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12.4 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless Administrative Agent has received notice from a Lender or Borrowers referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to Administrative Agent such a “notice of default”. Further, if Administrative Agent receives such a “notice of default,” Administrative Agent shall give prompt notice thereof to the Lenders.

12.5 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrowers, any other Obligor or any other Consolidated Affiliate or Affiliate, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of Borrowers, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrowers, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrowers or any other Obligor of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrowers, any other Obligor or any other Consolidated Affiliate. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent under this Agreement or any of the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrowers, any other Obligor or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates. Each Lender acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to such Lender.

12.6 Indemnification of Administrative Agent. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated

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hereby or thereby or any action taken or omitted by Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so) promptly upon demand for its ratable share of any out of pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligation, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Borrowings and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrowers shall reimburse Administrative Agent for any Indemnifiable Amount following payment by any Lender to Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

12.7 Administrative Agent in its Individual Capacity. Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with Borrowers, any other Obligor or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, Administrative Agent and any affiliate may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding Borrowers, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

12.8 Successor Administrative Agent. Administrative Agent may resign at any time as Administrative Agent and LC issuer under the Loan Documents by giving thirty (30) days prior written notice thereof to the Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent and LC issuer which appointment shall, provided no Default or Potential Default exists, be subject to Borrowers’ approval, which approval shall not be unreasonably withheld or delayed (except that Borrowers shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Administrative Agent and LC issuer). If no successor

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Administrative Agent and LC issuer shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and LC issuer, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent and LC issuer hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent and LC issuer, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and LC issuer under the Loan Documents and it shall retain all the rights of an LC issuer hereunder with respect to all Borrowings outstanding as of the effective date of its resignation and all LC Exposure with respect thereto (including the right to require Lenders to make Base Rate Borrowings or fund participations in unreimbursed amounts pursuant to Section 2.3). Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving Borrowers and each Lender prior written notice.

12.9 Other Agents. Each of the co-syndication agents and documentation agent (each a “Titled Agent”), in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Borrowings, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to Administrative Agent, any Lender, Borrowers or any other Obligor and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

12.10 Approval of Lenders. All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrowers in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

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SECTION 13

MISCELLANEOUS

13.1 Headings. The headings, captions and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

13.2 Nonbusiness Days; Time. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR Borrowing, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

13.3 Communications. Unless otherwise specifically provided, whenever any Loan Document requires or permits any consent, approval, notice, request, demand, or other communication from one party to another, communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the appropriate telex number and the appropriate answerback is received, (b) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the telecopy shall be deemed to have been delivered), (c) if by mail, on the fifth (5th) Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified mail, return receipt requested, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party to a Loan Document is set forth on Schedule 1.

13.4 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this Agreement must be satisfactory to Administrative Agent and its counsel.

13.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

13.6 Governing Law. EXCEPT AS EXPRESSLY PROVIDED IN A LOAN DOCUMENT, THE GOVERNMENTAL REQUIREMENTS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS) OF THE STATE OF GEORGIA AND OF THE UNITED STATES OF AMERICA GOVERN THE RIGHTS AND DUTIES OF THE PARTIES TO THE LOAN DOCUMENTS AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS.

13.7 Invalid Provisions. Any provision in any Loan Document held to be illegal, invalid, or unenforceable is fully severable; the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Administrative Agent, Lenders, and Borrowers agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable. However, if the provision held to be illegal, invalid, or unenforceable is a material part of this Agreement, such invalid, illegal, or unenforceable provision shall be, to the extent permitted by applicable law, replaced by a clause or provision judicially construed and

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interpreted to be as similar in substance and content to the original terms of such illegal, invalid, or unenforceable clause or provision as the context thereof would reasonably allow, so that such clause or provision would thereafter be legal, valid, and enforceable.

13.8 Venue; Service of Process; Jury Trial. EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS (AND IN THE CASE OF BORROWERS, FOR EACH OF ITS CONSOLIDATED AFFILIATES), (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF GEORGIA, (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF COBB COUNTY, GEORGIA, OR IN THE UNITED STATES DISTRICT COURT IN THE NORTHERN DISTRICT OF GEORGIA, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, (e) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS, AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Borrower (for itself and on behalf of each of its Consolidated Affiliates) acknowledges that these waivers are a material inducement to each Credit Party’s agreement to enter into a business relationship, that each Credit Party has already relied on these waivers in entering into this Agreement, and that each Credit Party will continue to rely on each of these waivers in related future dealings. Each Borrower (for itself and on behalf of each of its Consolidated Affiliates) further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 13.8 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

13.9 Amendments, Consents, Conflicts, and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between Borrowers and Administrative Agent) may be amended, (iii) the performance or observance by Borrowers or any other Obligor of any terms of this Agreement or such other Loan Document (other than any fee letter solely between Borrowers and Administrative Agent), and (iv) the

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continuance of any Default or Potential Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders (or Administrative Agent at the written direction of the Required Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Obligor which is party thereto. Notwithstanding the previous sentence, Administrative Agent shall be authorized on behalf of all Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 3.5(b) up to a maximum of three (3) times per calendar year.

(b) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or Administrative Agent at the written direction of the Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.11) or subject the Lenders to any additional obligations except for any increases contemplated under Section 2.6;

(ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Borrowings or other Obligation;

(iii) reduce the amount of any fees payable to the Lenders hereunder;

(iv) change the definition of Maturity Date or postpone any date fixed for any payment of principal of, or interest on, any Borrowings or for the payment of fees or any other Obligation, or extend the expiration date of any LC beyond the Termination Date;

(v) change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 13.11 or an increase of Commitments effected pursuant to Section 2.6);

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated under Section 4.2(g) and 4.6;

(ix) waive a Default or Potential Default under Section 10.1;

(x) amend, or waive Borrowers’ compliance with Sections 4.1, 4.2, 4.4, or 4.5;

(xi) amend the Total Indebtedness to Implied Value Ratio as set forth in Section 9.3 or the permitted ratio of Unsecured Indebtedness to the Borrowing Base as set forth in Sections 4.4(b) and 2.1, or any of the defined terms used in the calculation thereof, or waive any Default or Potential Default occurring under Section 10 resulting from a violation of such Sections; or

(xii) amend, or waive Borrowers’ compliance with Section 13.11(a).

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(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.5 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Potential Default occurring hereunder shall continue to exist until such time as such Potential Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by Borrowers, any other Obligor or any other Person subsequent to the occurrence of such Potential Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrowers shall entitle Borrowers to other or further notice or demand in similar or other circumstances.

(d) Administrative Agent. Any amendment or supplement to, or waiver or consent under, any Loan Document that purports to accomplish any of the following must be by a writing executed by Borrowers and executed (or approved in writing, as the case may be) by Administrative Agent (in addition to the Required Lenders or all Lenders, as the case may be, as required by this Section 13.9): (i) extends the due date for, decreases the amount or rate of calculation of, or waives the late or non-payment of, any fees payable to Administrative Agent under any Loan Document, except, in each case, any adjustments or reductions that are contemplated by any Loan Document; (ii) increases Administrative Agent’s obligations beyond its commitments under any Loan Document; or (iii) changes this clause (d) or any other matter specifically requiring the consent of Administrative Agent under any Loan Document.

(e) LCs. Any LC may be renewed, extended, amended, replaced, or canceled consistent with the terms of Section 2.3(h).

(f) Conflicts. Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this Agreement.

(g) Course of Dealing. No course of dealing or any failure or delay by any Credit Party or any of its Representatives with respect to exercising any Right of any Credit Party under this Agreement operates as a waiver thereof. A waiver must be in writing and signed by the Required Lenders or Lenders, as appropriate, to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

13.10 Multiple Counterparts. Any Loan Document may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by each Borrower and each Credit Party. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Administrative Agent by each Credit Party and each Borrower, or, in the case only of Lenders, when Administrative Agent has received telecopied, telexed, or other evidence satisfactory to it that each Lender has executed and is delivering to Administrative Agent a counterpart of this Agreement.

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13.11 Successors and Assigns; Assignments and Participations.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not assign or otherwise transfer any of their rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b) Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligation owing to such Lender. Except as otherwise provided in Section 13.13, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Borrowings or portions thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Assignments. Any Lender may with the prior written consent of Administrative Agent and Borrowers (which consent in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by Borrowers shall be required (x) if a Default or Potential Default shall exist or (y) in the case of an assignment to another Lender or an Affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment of at least $10,000,000, or if the Commitments have been terminated, holds Revolving Notes having an aggregate outstanding principal balance of at least $10,000,000, (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement, and (iv) no consent by Administrative Agent shall be required in the case of an assignment to another Lender or an Affiliate of another Lender. Upon execution and delivery of such instrument and payment by such Eligible Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Eligible Assignee, such Eligible Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangement so the new Revolving Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall

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pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Borrowings held by it hereunder to any Borrower, or any of their respective Affiliates.

(d) Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of this Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder. No such pledge or assignment shall release the assigning Lender from its obligations hereunder.

(e) Information to Eligible Assignee, Etc. A Lender may furnish any information concerning any Borrower, any Affiliate of Borrowers or any other Obligor in the possession of such Lender from time to time to Eligible Assignees and Participants (including prospective Eligible Assignees and Participants).

(f) Administrative Agent. Notwithstanding anything contained herein to the contrary, if Administrative Agent fails to maintain a minimum Commitment of $25,000,000 (or, if approved by Borrowers, $15,000,000), then Borrowers and Required Lenders (excluding Administrative Agent) may remove Wells Fargo as Administrative Agent and appoint a successor Administrative Agent as set forth in Section 12.8.

(g) Consent of Borrowers. If the consent of Borrowers to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (ii) of the proviso to the first sentence of Section 13.11(c)), Borrowers shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrowers prior to such fifth (5th) Business Day.

(h) Special Purpose Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrowers (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall (A) increase the costs or expense or otherwise increase or change the rights or obligations of Borrowers under this Agreement or (B) otherwise change any rights or obligations of a Granting Lender under this Agreement (except the obligation to make any Revolving Loan to the extent that such Revolving Loan is made by its SPC in accordance with the Loan Documents) and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender.

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13.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Borrowers’ obligations under the Loan Documents remain in full force and effect until the Total Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrowers or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, then the obligations of Borrowers under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

13.13 Entirety. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS (EACH AS AMENDED IN WRITING FROM TIME TO TIME) EXECUTED BY BORROWERS AND/OR ANY CREDIT PARTY REPRESENT THE FINAL AGREEMENT AMONG BORROWERS AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank;

Signature Pages Follow.]

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SIGNATURE PAGE TO CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN

EXECUTED as of the day and year first mentioned.

INNKEEPERS USA TRUST, a Maryland real estate investment trust, as a Borrower

By:	/s/ Mark Murphy
Mark Murphy
General Counsel and Secretary

INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership, as a Borrower

By:	INNKEEPERS FINANCIAL CORPORATION, a Virginia corporation, General Partner

By:	/s/ Mark Murphy
Mark Murphy
Vice President and Secretary

Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN

WELLS FARGO BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Edwin S. Poole, II
Name:	Edwin S. Poole, II
Title:	Vice President

Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN

CALYON NEW YORK BRANCH, as a Lender and Syndication Agent

By:	/s/ Joseph A. Asciolla
Name:	Joseph A. Asciolla
Title:	Managing Director

By:	/s/ David Bowers
Name:	David Bowers
Title:	Director

Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and Syndication Agent

By:	/s/ David H. Blackman
Name:	David H. Blackman
Title:	Director

Credit Agreement

SIGNATURE PAGE TO CREDIT AGREEMENT BETWEEN

INNKEEPERS USA TRUST, INNKEEPERS USA LIMITED PARTNERSHIP,

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN

PNC BANK, NATIONAL ASSOCIATION, as a Lender and Documentation Agent

By:	/s/ Michael E. Smith
Name:	Michael E. Smith
Title:	Senior Vice President

Credit Agreement